Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GORES HOLDINGS III, INC.,

EAP MERGER SUB, INC.,

EAP MERGER SUB II, LLC,

SHAY HOLDING CORPORATION,

and

PLATINUM EQUITY ADVISORS, LLC,

IN ITS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE

DATED AS OF NOVEMBER 1, 2019

i

EXHIBITS

Exhibit A	Form of Parent A&R Charter
Exhibit B	Form of Parent A&R Bylaws
Exhibit C	Form of A&R Registration Rights Agreement
Exhibit D	Form of Investor Rights Agreement
Exhibit E	Form of Investor Representation Letter
Exhibit F-1	Form of Current Employee Participation Plan Release
Exhibit F-2	Form of Terminated Employee Participation Plan Release
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Subscription Agreement

SCHEDULES

Schedule A	Defined Terms
Schedule B	Illustrative Calculation of Closing Working Capital

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of November 1, 2019, by and among Gores Holdings III, Inc., a Delaware corporation (“Parent”), EAP Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“First Merger Sub”), EAP Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Second Merger Sub”), Shay Holding Corporation, a Delaware corporation (the “Company”), and Platinum Equity Advisors, LLC, a Delaware limited liability company, in its capacity as the Stockholder Representative hereunder (in such capacity, the “Stockholder Representative”). Each of the Company, Parent, First Merger Sub, Second Merger Sub and the Stockholder Representative shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the General Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Legal Requirements (collectively, as applicable based on context, the “Applicable Legal Requirements”), the Parties intend to enter into a business combination transaction by which: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity”).

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of the Company.

WHEREAS, all of the stockholders of the Company will approve and adopt this Agreement, the First Merger and the other Transactions in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”) and agree to be bound by all of the terms of this Agreement through a unanimous written consent and joinder (the “Stockholder Consent and Joinder”) pursuant to Section 228 of the DGCL, as promptly as practicable after the execution and delivery of this Agreement, and in any event within 24 hours.

WHEREAS, the board of directors of Parent has unanimously: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Parent (the “Parent Recommendation”).

WHEREAS, prior to the Closing, Parent shall: (a) subject to obtaining the approval of the Parent Stockholder Matters, adopt the Second Amended and Restated Certificate of Incorporation of Parent (the “Parent A&R Charter”) in the form attached hereto as Exhibit A; and (b) amend and restate the existing bylaws of Parent (the “Parent A&R Bylaws”) in the form attached hereto as Exhibit B.

WHEREAS, on or about the date hereof, Parent has obtained commitments from certain investors for a private placement of Parent Class A Stock (as defined herein) (the “PIPE Investment”), such private placement to be consummated immediately prior to the consummation of the Transactions.

WHEREAS, in connection with the consummation of the First Merger, Parent and the Company Stockholders will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in the form attached hereto as Exhibit C and an Investor Rights Agreement (the “Investor Rights Agreement”) in the form attached hereto as Exhibit D.

WHEREAS, in connection with the consummation of the First Merger, each Company Stockholder will enter into an Investor Representation Letter (the “Investor Representation Letter”) in the form attached hereto as Exhibit E.

WHEREAS, as an inducement to Parent’s willingness to enter into this Agreement, prior to the execution and delivery of this Agreement, the Company has entered into a Current Employee Participation Plan Release in the form attached hereto as Exhibit F-1 (the “Current Employee Plan Release”) or a Terminated Employee Participation Plan Release in the form attached hereto as Exhibit F-2 (the “Terminated Employee Participation Plan Release” and, together with the Current Employee Plan Release, the “Participation Plan Releases”), as applicable, with each of the individuals participating in the Pacific Architects and Engineers Incorporated 2016 Participation

Plan (the “Participation Plan”), in each case, pursuant to which each such individual releases the Company (and its successors) from all claims with respect to amounts due under the Participation Plan in exchange for a right to receive a lump sum cash payment in connection with Closing in an amount determined as set forth in the Participation Plan Releases.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

THE CLOSING TRANSACTIONS

Section 1.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificates of Merger (as defined below), shall take place at the offices of Latham & Watkins LLP, Suite 1000, 555 11th Street, NW, Washington, DC 20004 at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by email pdf files.

Section 1.2 Parent Financing Certificate. Not more than two Business Days prior to the Closing, Parent shall deliver to the Stockholder Representative written notice (the “Parent Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Parent Stockholder Redemptions; (b) the amount of Parent Cash and Parent Transaction Costs as of the Closing; and (c) the number of shares of Parent Class A Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemptions and the issuance of shares of Parent Class A Stock pursuant to the Subscription Agreements.

Section 1.3 Closing Documents.

(a) At the Closing, Parent, First Merger Sub or Second Merger Sub, as applicable, shall deliver to the Stockholder Representative:

(i) a certified copy of the Parent A&R Charter and the Parent A&R Bylaws;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by Parent;

(iii) a copy of the Second Certificate of Merger, duly executed by the Second Merger Sub;

(iv) copies of resolutions and actions taken by Parent’s, First Merger Sub’s and Second Merger Sub’s board of directors and stockholders (or managers and members, as applicable) in connection with the approval of this Agreement and the Transactions;

(v) a copy of the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(vi) a copy of the Investor Rights Agreement, duly executed by Parent; and

(vii) (A) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2; and (B) such other documents or certificates as shall reasonably be required by the Stockholder Representative and its counsel in order to consummate the Transactions.

(b) At the Closing, the Company or the Stockholder Representative, as applicable, shall deliver to Parent:

(i) a copy of the First Certificate of Merger, duly executed by the Company;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by the Company Stockholders;

(iii) a copy of the Escrow Agreement, duly executed by the Stockholder Representative;

(iv) a copy of the Investor Representation Letter, duly executed by the Company Stockholders;

(v) a copy of the Investor Rights Agreement, duly executed by the Stockholder Representative;

(vi) copies of resolutions and actions taken by the Company’s board of directors and the Company Stockholders in connection with the approval of this Agreement and the Transactions, including the termination of the Participation Plan as contemplated by Section 7.8;

(vii) a schedule reflecting: (A) a calculation of the Closing Cash Payment Amount, the Closing Number of Securities and the Deleveraging Amount, in each case, based upon the amounts contained in the Parent Financing Certificate and the Estimated Adjustment Statement; (B) each Company Stockholder’s Pro Rata Share, expressed as a percentage; and (C) each Company Stockholder’s Pro Rata Share of: (1) the Closing Cash Payment Amount; (2) the Adjustment Escrow Amount; (3) the Earn Out Shares to be issued upon the occurrence of each Triggering Event in accordance with Article III; and (4) the Closing Number of Securities; and

(viii) (A) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.3; and (B) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

Section 1.4 Closing Transactions. At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall make any payments required to be made by Parent in connection with the Parent Stockholder Redemption.

(b) Parent shall pay, or cause to be paid, all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

(c) Parent shall contribute to First Merger Sub: (i) the amount of cash remaining in the Trust Account; and (ii) the PIPE Investment Amount after giving effect to the Parent Stockholder Redemption and the payment of all Parent Transaction Costs.

(d) The certificate of merger with respect to the First Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

(e) The certificate of merger with respect to the Second Merger shall be prepared and executed in accordance with the relevant provisions of the DLLCA (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) and filed with the Secretary of State of the State of Delaware.

(f) Parent shall deposit (or cause to be deposited) with the Exchange Agent the Closing Cash Payment Amount and the Closing Number of Securities.

(g) Parent shall deposit (or cause to be deposited) with the Escrow Agent the Adjustment Escrow Amount.

(h) Parent shall (on behalf of the Company) pay, or, cause to be paid, all amounts included in the Estimated Company Transaction Costs Adjustment Amount, to the extent not paid by the Company prior to the Closing, to the applicable payees as set forth on the Estimated Adjustment Statement, by wire of immediately available funds; provided, that: (i) the amounts included in the Estimated Company Transaction Costs Adjustment Amount may be paid promptly after the Closing Date as necessary; and (ii) Parent shall (on behalf of the Company) pay, or cause to be paid, any amounts included in the Estimated Company Transaction Costs Adjustment Amount that represent compensation to employees to the Company for payment to the applicable service provider at the time required by the applicable arrangement through the Company’s payroll system.

(i) Parent shall (on behalf of the Company) pay, or cause to be paid, all Participation Plan Costs to the Company for payment to the applicable participant in the Participation Plan through the Company’s payroll system.

(j) Parent shall pay or cause to be paid to the Surviving Entity the Deleveraging Amount.

ARTICLE II.

THE MERGERS

Section 2.1 Effective Times. Subject to the terms and subject to the conditions of this Agreement, on the Closing Date the Company and First Merger Sub shall cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the First Certificate of Merger, being the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.2 The Mergers.

(a) At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly-owned subsidiary of Parent (provided, that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DLLCA, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly-owned subsidiary of Parent (provided, that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.3 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Surviving Entity and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.4 Governing Documents. Subject to Section 7.13, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “PAE Pinnacle Holding Corporation”. Subject to Section 7.13, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by Applicable Legal Requirements, except that the name of the Surviving Entity shall be “PAE Pinnacle Holdings, LLC”.

Section 2.5 Directors and Officers of the Surviving Corporation and the Surviving Entity. Immediately after the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of First Merger Sub immediately prior to the Effective Time. Immediately after the Second Effective Time, the executive officers and managers of the Surviving Entity shall be the executive officers and managers as set forth in the operating agreement of the Surviving Entity.

Section 2.6 Merger Consideration.

(a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders (subject to adjustment in accordance with Section 2.11) shall be: (i) the Final Merger Consideration; (ii) the contingent right to receive the Earn Out Shares following the Closing in accordance with Article III, and (iii) the right to receive any amount payable to the Company Stockholders pursuant to Section 7.15, Section 7.16 or Section 7.22 (collectively, the “Total Consideration”).

(b) The Final Merger Consideration shall be paid in the form of: (i) an amount in cash equal to the Closing Cash Payment Amount; (ii) the Closing Number of Securities; and (iii) any amount payable to the Company Stockholders pursuant to Section 2.11. Each Company Stockholder shall be entitled to receive such Company Stockholder’s Pro Rata Share of the Closing Cash Payment Amount, the Closing Number of Securities, any amount payable to the Company Stockholders pursuant to Section 2.11, Section 7.15, Section 7.16 or Section 7.22 and any Earn Out Shares in accordance with Article III.

Section 2.7 Effect of the First Merger on the Company Common Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, First Merger Sub, the Company, the Company Stockholders or the holders of any of the securities of Parent, the following shall occur:

(a) Each share of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Total Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of: (i) the Closing Cash Payment Amount; (ii) the Closing Number of Securities; (iii) and any amount payable to the Company Stockholders pursuant to Section 2.11, Section 7.15, Section 7.16 or Section 7.22; and (iv) any Earn Out Shares in accordance with Article III, in each case, without interest, upon surrender of stock certificates representing all of such Company Stockholder’s Company Common Stock (each, a “Certificate”) and delivery of the other documents required pursuant to Section 2.9. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Total Consideration.

(b) No fraction of a share of Parent Class A Stock will be issued by virtue of the First Merger, and each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Class A Stock (after aggregating all fractional shares of Parent Class A Stock that otherwise would be received by such Company Stockholder) shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Stock if the aggregate amount of fractional shares of Parent Class A Stock such Company Stockholder would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Stock if the aggregate amount of fractional shares of Parent Class A Stock such Company Stockholder would otherwise be entitled to is less than 0.50.

(c) Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Each share of Company Common Stock held in the Company’s treasury or owned by Parent, First Merger Sub, Second Merger Sub or the Company immediately prior to the Effective Time (each an “Excluded Share”), shall be cancelled and no consideration shall be paid or payable with respect thereto.

(e) The numbers of shares of Parent Class A Stock that the Company Stockholders are entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Stock occurring on or after the date hereof and prior to the Closing.

Section 2.8 Effect of the Second Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any Company Stockholder or the holders of any shares of capital stock of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interest of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interest of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the membership interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 2.9 Surrender of Company Certificates and Disbursement of Closing Consideration.

(a) Subject to this Section 2.9, at the Effective Time, Parent shall deliver, or cause to be delivered to each Company Stockholder such Company Stockholder’s Pro Rata Share of: (i) the Closing Cash Payment Amount minus the Adjustment Escrow Amount; and (ii) the Closing Number of Securities (collectively, the “Closing Consideration”).

(b) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purpose of exchanging Certificates for each Company Stockholder’s portion of the Closing Consideration.

(c) At the Effective Time, Parent shall deposit with the Exchange Agent the aggregate amount of the cash portion of the Closing Consideration and make available the aggregate amount of the equity portion of the Closing Consideration. Such cash and equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, Parent shall deliver irrevocable instructions to the Exchange Agent to deliver the Closing Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article II.

(d) Promptly after the Effective Time (and in any event within five Business Days thereafter), the Exchange Agent shall mail to each Company Stockholder (other than holders of Excluded Shares): (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.9(g)) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Stockholder Representative may reasonably agree; and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.9(g)) to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any Company Stockholder that has delivered its Surrender Documentation with respect to such Company

Stockholder’s Certificates to the Exchange Agent at least two Business Days prior to the Closing Date. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.9(g)) to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Closing Consideration in accordance with Section 2.9(a) hereof, with: (A) any cash portion of the Closing Consideration being delivered via wire transfer of immediately available funds in accordance with instructions provided by such Company Stockholder in the letter of transmittal; and (B) the equity portion of the Closing Consideration being delivered via book-entry issuance, in each case, less any required Tax withholdings as provided in Section 2.12; provided, however, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such Company Stockholder’s Certificates at least two Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Closing Consideration covered by such Surrender Documentation in accordance with clauses (A) and (B) of this sentence on the Closing Date or as promptly as practicable thereafter. The Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Total Consideration attributable to such Certificate. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the applicable portion of the Total Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, the Surviving Entity, Parent or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.12) the portion of the Total Consideration represented by such Certificate.

(f) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Company Stockholders for 180 days after the Effective Time shall be delivered to the Surviving Entity. Any Company Stockholder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of their respective portion of the Total Consideration (after giving effect to any required Tax withholdings as provided in Section 2.12) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.9(g)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Surviving Entity, Parent, the Exchange Agent or any other Person shall be liable to any former Company Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements.

(g) In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such Certificate, the Exchange Agent will issue the portion of the Total Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 2.12).

Section 2.10 Adjustment Escrow Deposit. At the Closing, Parent shall deposit with the Escrow Agent an amount equal to $12,500,000 (the “Adjustment Escrow Amount”) into a designated non-interest bearing account the (“Adjustment Escrow Account”), by wire transfer of immediately available funds in U.S. dollars. Pursuant to an escrow agreement to be entered into on the Closing Date by and among Parent, the Stockholder Representative and the Escrow Agent in substantially the form attached hereto as Exhibit G (the “Escrow Agreement”), Parent and the Stockholder Representative will appoint the Escrow Agent to hold the Adjustment Escrow Amount until the final determination of the Final Merger Consideration and disburse the Adjustment Escrow Amount as provided herein and in the Escrow Agreement.

Section 2.11 Closing Calculations; Adjustment.

(a) No later than three Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Adjustment Statement”) setting forth the Company’s good faith estimate of: (i) the Closing Working Capital (such estimate, the “Estimated Closing Working Capital”); (ii) the Closing Rollover Indebtedness Amount (the “Estimated Rollover Indebtedness Amount”); (iii) the Company Transaction Costs Adjustment Amount (the “Estimated Company Transaction Costs Adjustment Amount”); (iv) the Company Cash (the “Estimated Company Cash”); and (v) the Tax Overpayment/Underpayment Amount (the “Estimated Tax Overpayment/Underpayment Amount”), together with instructions that list the applicable bank accounts designated to facilitate payment by Parent of the amounts included in the Estimated Company Transaction Costs Adjustment Amount and all relevant supporting documentation used by Company in calculating such amounts. Notwithstanding the foregoing, the Company will consider in good faith Parent’s comments to the Estimated Adjustment Statement, and if any adjustments are made to the Estimated Adjustment Statement prior to the Closing, such adjusted Estimated Adjustment Statement shall thereafter become the Estimated Adjustment Statement for all purposes of this Agreement; provided, for the avoidance of doubt, that, following the Company’s consideration in good faith of Parent’s comments to the Estimated Adjustment Statement, the Company may determine, in its sole and absolute discretion, not to make any adjustments to the Estimated Adjustment Statement, in which case the Estimated Adjustment Statement shall be the Estimated Adjustment Statement delivered by the Company to Parent. The Estimated Adjustment Statement and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement.

(b) Within 90 days after the Closing Date, Parent will prepare, or cause to be prepared, and deliver to the Stockholder Representative an unaudited statement (the “Adjustment Statement”), which shall set forth Parent’s good faith calculation of each of the Closing Working Capital, the Company Transaction Costs Adjustment Amount, Company Cash, the Tax

Overpayment/Underpayment Amount and the Closing Rollover Indebtedness Amount. To the extent any amounts in the calculation of the foregoing are not U.S. dollars, such amounts shall be converted to U.S. dollars using the average exchange rate to U.S. dollars for the Closing Date as reported by Bloomberg L.P. Solely for illustrative purposes, an example of the calculation of Closing Working Capital, as if the Closing Date were June 30, 2019, is attached as Schedule B hereto using the applicable provisions of this Agreement and based upon the balance sheet of the Company as of such date.

(c) Upon receipt from Parent, the Stockholder Representative shall have 60 days to review the Adjustment Statement (the “Adjustment Review Period”). At the request of the Stockholder Representative, Parent shall: (i) reasonably cooperate and assist, and shall cause its Subsidiaries, including the Surviving Entity, and each of their respective Representatives to reasonably cooperate and assist, the Stockholder Representative and its Representatives in the review of the Adjustment Statement (including by requesting their respective accountants to deliver to the Stockholder Representative and its Representatives copies of their work papers relating to the Surviving Entity); and (ii) provide the Stockholder Representative and its Representatives with any information reasonably requested by the Stockholder Representative that is necessary for their review of the Adjustment Statement. If the Stockholder Representative disagrees with Parent’s computation of the Closing Working Capital, the Company Transaction Costs Adjustment Amount, Company Cash, the Tax Overpayment/Underpayment Amount or the Closing Rollover Indebtedness Amount (each as set forth in the Adjustment Statement), the Stockholder Representative shall, on or prior to the last day of the Adjustment Review Period, deliver a written notice to Parent (the “Adjustment Notice of Objection”) that sets forth the Stockholder Representative’s objections to Parent’s calculation of the Closing Working Capital, the Company Transaction Costs Adjustment Amount, Company Cash, the Tax Overpayment/Underpayment Amount and the Closing Rollover Indebtedness Amount, as applicable. Any Adjustment Notice of Objection shall specify those items or amounts with which the Stockholder Representative disagrees and shall set forth the Stockholder Representative’s calculation of the Closing Working Capital, the Company Transaction Costs Adjustment Amount, Company Cash, the Tax Overpayment/Underpayment Amount or the Closing Rollover Indebtedness Amount, as applicable, based on such objections (it being understood that the Stockholder Representative shall be deemed to have accepted Parent’s calculation of any amounts set forth on the Adjustment Statement to which the Stockholder Representative does not object in the Adjustment Notice of Objection).

(d) If the Stockholder Representative does not deliver an Adjustment Notice of Objection to Parent with respect to an item contained in the Adjustment Statement within the Adjustment Review Period, the Stockholder Representative shall be deemed to have accepted Parent’s calculation of the underlying item of the Closing Working Capital, the Company Transaction Costs Adjustment Amount, Company Cash, the Tax Overpayment/Underpayment Amount and the Closing Rollover Indebtedness Amount, as applicable, and such calculation shall be final, conclusive and binding on the Parties. If the Stockholder Representative delivers an Adjustment Notice of Objection to Parent within the Adjustment Review Period, Parent and the Stockholder Representative shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their good faith efforts to reach agreement on the disputed items and amounts in order to determine the amount of the disputed Closing Working Capital, the Company Transaction Costs Adjustment Amount, Company Cash, the Tax Overpayment/Underpayment

Amount or the Closing Rollover Indebtedness Amount, as applicable. If, at the end of such period or any mutually agreed extension thereof, Parent and the Stockholder Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent accounting firm mutually acceptable to Parent and the Stockholder Representative (such firm or individual, the “Independent Expert”). The Parties shall instruct the Independent Expert promptly to review this Section 2.11, as well as the Adjustment Statement, Adjustment Notice of Objection and any other materials reasonably requested by the Independent Expert, and to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Closing Working Capital, the Company Transaction Costs Adjustment Amount, Company Cash, the Tax Overpayment/Underpayment Amount or the Closing Rollover Indebtedness Amount, as applicable, set forth in the Adjustment Statement requires adjustment pursuant to the terms of this Agreement. The Independent Expert shall base its determination solely on written submissions by Parent and the Stockholder Representative and not on an independent review. Parent and the Stockholder Representative shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Expert shall deliver to Parent and the Stockholder Representative a report that sets forth its resolution of the disputed items and amounts and its calculation of the Closing Working Capital, the Company Transaction Costs Adjustment Amount, Company Cash, the Tax Overpayment/Underpayment Amount or the Closing Rollover Indebtedness Amount, as applicable; provided, however, that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by Parent, on one hand, and the Stockholder Representative, on the other hand, nor less than the smallest value for such item claimed by Parent, on one hand, and the Stockholder Representative, on the other hand. The decision of the Independent Expert shall be final, conclusive and binding on the Parties. The costs and expenses of the Independent Expert shall be allocated between Stockholder Representative, on the one hand, and the Stockholder Representative, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party, as determined by the Independent Expert.

(e) For purposes of this Agreement, “Final Closing Working Capital”, “Final Company Transaction Costs Adjustment Amount”, “Final Company Cash”, “Final Tax Overpayment/Underpayment Amount” and “Final Rollover Indebtedness Amount” mean the amount of such items: (i) as shown in the Adjustment Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.11(b) if no Adjustment Notice of Objection with respect thereto is timely delivered by the Stockholder Representative to Parent pursuant to Section 2.11(d); or (ii) if an Adjustment Notice of Objection is so delivered: (A) as agreed by Parent and the Stockholder Representative pursuant to Section 2.11(d); or (B) in the absence of such agreement, as determined in the Independent Expert’s report delivered pursuant to Section 2.11(d).

(f) Within five Business Days after the Final Merger Consideration has been finally determined pursuant to this Section 2.11 (the date of such determination, the “Final Adjustment Settlement Date”):

(i) if the Final Merger Consideration is less than the Estimated Merger Consideration: (A) Parent shall be entitled to receive a payment in cash out of the Adjustment Escrow Account in an amount equal to the lesser of: (1) such difference; and (2) the total amount of the Adjustment Escrow Funds; and (B) subject to Section 7.22(c), each Company Stockholder shall be entitled to receive its Pro Rata Share of the balance of any remaining Adjustment Escrow Funds after the payment to Parent pursuant to clause (A); and in no event shall any Company Stockholder have any liability under this Section 2.11 in excess of such Company Stockholder’s Pro Rata Share of the Adjustment Escrow Funds; and

(ii) if the Final Merger Consideration is equal to or greater than the Estimated Merger Consideration: (A) subject to Section 7.22(c), each Company Stockholder shall be entitled receive its Pro Rata Share of the Adjustment Escrow Funds; and (B) Parent shall, or shall cause the Surviving Entity to, pay to each Company Stockholder an amount equal to such Company Stockholder’s Pro Rata Share of the amount of such difference.

(g) Any payment required to be made: (i) from the Adjustment Escrow Account to Parent pursuant to this Section 2.11 shall be made by wire transfer of immediately available funds in U.S. dollars to the account of Parent or the Surviving Entity designated in writing by Parent at least one Business Day prior to such transfer; and (ii) from the Adjustment Escrow Account or by Parent or the Surviving Entity on behalf of Parent, in each case, pursuant to this Section 2.11 shall be made by wire transfer of immediately available funds in U.S. dollars to the account(s) designated in writing by the Stockholder Representative at least one Business Day prior to such transfer.

(h) Any payments made pursuant to this Section 2.11 shall be treated as an adjustment to the Total Consideration by the Parties for Tax purposes, unless otherwise required by Tax law.

Section 2.12 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements; provided, that if Parent, First Merger Sub, Second Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to the Company Stockholders hereunder is subject to deduction and/or withholding, then Parent shall provide notice to the Stockholder Representative as soon as reasonably practicable after such determination. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity.

Section 2.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, First Merger Sub and Second Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.14 Stockholder Representative Expenses. At least three Business Days prior to the Closing Date, the Stockholder Representative may provide to Parent a written estimate of the aggregate amount of the fees and expenses incurred, or that the Stockholder Representative reasonably believes in good faith will in the future be incurred, by the Stockholder Representative on behalf of the Company Stockholders in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise in its capacity as the Stockholder Representative (such fees and expenses, the “Stockholder Representative Expenses”). On the Closing Date, Parent shall pay to the Stockholder Representative or to such other Persons (and in such amounts) as may be designated by the Stockholder Representative, by wire transfer to an account or accounts designated by the Stockholder Representative in writing at least three Business Days prior to the Closing Date, immediately available funds in the amount of such Stockholder Representative Expenses and such amount shall be included as a Company Transaction Cost in the Company Transaction Costs Adjustment Amount.

Section 2.15 Tax Treatment of the Mergers. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Parties will prepare and file all Tax Returns consistent with the treatment of the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Code (or comparable provision of state and local Tax law) and will not take any inconsistent position on any Tax Return, or, at the Stockholder Representative’s direction, cost and expense, during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law (in the case of Parent, the Company or Surviving Entity, as determined by Parent in good faith). The Parties agree to use Ernst and Young to prepare and file the Company’s, the Surviving Entity’s and the Parent’s U.S. federal, state, and local income tax returns for at least the tax years ending on or before the Closing Date (or if the year doesn’t end for state or local tax purposes, the tax year including the Closing Date), including the tax returns that include the reporting of the Transactions.

ARTICLE III.

EARN OUT

Section 3.1 Issuance of Earn Out Shares.

(a) Following the Closing, and as additional consideration for the Mergers and the other Transactions, within five Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to each Company Stockholder (in accordance with its respective Pro Rata Share) the following shares of Parent Class A Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock occurring on or after the Closing, the “Earn Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Agreements:

(i) upon the occurrence of Triggering Event I, a one-time issuance of 1,000,000 Earn Out Shares;

(ii) upon the occurrence of Triggering Event II, a one-time issuance of 1,000,000 Earn Out Shares;

(iii) upon the occurrence of Triggering Event III, a one-time issuance of 1,000,000 Earn Out Shares; and

(iv) upon the occurrence of Triggering Event IV, a one-time issuance of 1,000,000 Earn Out Shares.

(b) For the avoidance of doubt, the Company Stockholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Company Stockholders be entitled to receive more than an aggregate of 4,000,000 Earn Out Shares.

Section 3.2 Acceleration Event. If, during the Earn Out Period, there is a Change of Control that will result in the holders of Parent Class A Stock receiving a per share price equal to or in excess of the applicable Common Share Price required in connection with any Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control: (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred; and (b) Parent shall issue the applicable Earn Out Shares to the Company Stockholders (in accordance with their respective Pro Rata Share), and the recipients of such issued Earn Out Shares shall be eligible to participate in such Change of Control.

Section 3.3 Tax Treatment of Earn Out Shares. Any issuance of Earn Out Shares, including any issuance of Earn Out Shares made upon the occurrence of an Acceleration Event pursuant to Section 3.2, shall be treated as an adjustment to the Total Consideration by the Parties for Tax purposes, unless otherwise required by Tax law.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Parent, First Merger Sub and Second Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company is duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company as amended and currently in effect, have been made available to Parent or its representatives.

Section 4.2 Company Subsidiaries; Company Minority Owned JVs.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company has previously provided to Parent or its representatives true and complete copies of the Charter Documents of the Company Subsidiaries, as amended and currently in effect.

(b) Except as set forth on Schedule 4.2(b) of the Company Disclosure Letter, each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(c) Each of the Company’s direct and indirect 50% or minority owned joint ventures, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(c) of the Company Disclosure Letter (the “Company Minority Owned JVs”). To the Knowledge of the Company, each Company Minority Owned JV has been duly formed or organized and is validly existing under the Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company has previously made available to Parent true and complete copies of the Charter Documents of each of the Company Minority Owned JVs, as amended and currently in effect. Except as set forth on Schedule 4.2(c) of the Company Disclosure Letter, to the Knowledge of the Company, each Company Minority Owned JV is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Except as set forth on Schedule 4.2(c) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the Transactions does not and will not: (i) to the knowledge of the Company, violate any provision of, or result in the breach of, any Applicable Legal Requirement to which any of the Company Minority Owned JVs is subject or by which any property or asset of any of the Company Minority Owned JVs is bound; (ii) conflict with or violate the Charter Documents of any of the Company Minority Owned JVs; (iii) to the Knowledge of the Company, violate any provision of or result in a breach, default or acceleration of, or require a consent under, any material Contracts to which any of the Company Minority Owned JVs are a party, or terminate or result in the termination of any such Contract, or result in the creation of any Lien under any such Contract upon any of the properties or assets of any of the Company Minority Owned JVs, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) to the Knowledge of the Company, result in a violation or revocation of any required Approvals (as defined below), except to the extent that the occurrence of any of the foregoing items set forth in clauses (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. To the Knowledge of the Company, each Company Minority Owned JV: (A) has complied with and is not in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business; (B) has not violated, and is not in default with respect to, any Order or any Approval; (C) maintains all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted; and (D) is not subject to any pending or any threatened Legal Proceedings, except to the extent that the violation or occurrence, as applicable, of any of the foregoing items set forth in clauses (A)-(D), individually or in the aggregate, has not been and would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 400,000 shares of Class A Common Stock, of which 279,267.66 shares are issued and outstanding as of the date of this Agreement; and (ii) 100,000 shares of Class B Common Stock, of which 2,780 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Each share of Company Common Stock has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Company’s Charter Documents. Schedule 4.3(a) of the Company Disclosure Letter contains a true and correct list of all Company Common Stock owned by each Company Stockholder, and the respective class(es) thereof.

(b) The Company has previously provided to Parent a list, dated as of October 17, 2019, that is true and correct as of such date, setting forth the name of each holder of any outstanding performance units granted under the Participation Plan (each a “Performance Unit”), the number of Performance Units held by each holder and the applicable grant value. Other than the Participation Plan, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company. The Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except for this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the shares of Company Common Stock.

(c) The outstanding shares of capital stock (or other equity interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and nonassessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other equity interests) of such Company Subsidiaries free and clear of any Liens other than (i) as may be set forth on Schedule 4.3(c); (ii) for any restrictions on sales of securities under applicable securities laws; and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Except for the equity interests of the Company Subsidiaries set forth on Schedule 4.2(a) of the Company Disclosure Letter, the equity interests of the Company Minority Owned JVs set forth on Schedule 4.2(c) of the Company Disclosure Letter, and as otherwise set forth on Schedule 4.3(c) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(d) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.4 Due Authorization. The Company has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Mergers), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.5. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the

Mergers) have been duly and validly authorized by all requisite action, including approval by the Board of Directors of the Company and, following receipt of the Company Stockholder Approval, the Company Stockholders as required by the DGCL, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 4.5 No Conflict; Governmental Consents and Filings.

(a) Except as set forth on Schedule 4.5(a) of the Company Disclosure Letter, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements to which the Company is a party by the Company do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Charter Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, any Company Material Contract or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract or Material Current Government Contract, or result in the creation of any Lien under any Company Material Contract or Material Current Government Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals, except to the extent that the occurrence of any of the foregoing items set forth in clauses (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b) Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions (including the Mergers), except for: (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any similar foreign law; (ii) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (iii) compliance with any applicable requirements of the securities laws; (iv) as otherwise disclosed on Schedule 4.5(b) or Schedule 8.1(c) of the Company Disclosure Letter; (v) the filing of the First Certificate of Merger in accordance with the DGCL; and (vi) the filing of the Second Certificate of Merger in accordance with the DLLCA.

Section 4.6 Legal Compliance; Approvals.

(a) Each of the Group Companies has during the past five years complied with, and is not currently in violation of, any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole. No written, or to the Knowledge of the Company, oral notice of non-compliance with any Applicable Legal Requirements has been received during the past three years by any of the Group Companies.

(b) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.7 Government Contracts.

(a) Schedule 4.7(a) of the Company Disclosure Letter sets forth a list of each Current Government Contract in existence as of the date hereof that involves aggregate payments to the Company or any of the Company Subsidiaries that are reasonably expected to be in excess of $10,000,000 (each, a “Material Current Government Contract”). Each Current Government Contract was legally awarded to the Company or a Company Subsidiary, as applicable. Each Current Government Contract: (i) is a legal, valid binding obligation of the Company or such Company Subsidiary, as applicable; and (ii) is in full force and effect and enforceable against the Company or such Company Subsidiary, as applicable, in accordance with its terms.

(b) Except as set forth on Schedule 4.7(b) of the Company Disclosure Letter, (i) none of the Group Companies is in breach or default of any Current Government Contract, and, to the Knowledge of the Company, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by any of the Group Companies; (ii) as of the date hereof, no Current Government Contract is currently the subject of bid or award protest proceedings; (iii) each of the Group Companies is in compliance with all applicable statutory and regulatory requirements, including the Federal Acquisition Regulation, the Cost Accounting Standards, the Truth in Negotiations Act and the Anti-Kickback Act, where and as applicable to each Current Government Contract and their associated quotations, bids and proposals; (iv) each representation, certification or disclosure statements made by or submitted on behalf of any of the Group Companies in connection with a Current Government Contract was current, accurate and complete in all material respects as of the date of submission; (v) as of the date hereof, no Governmental Entity nor any prime contractor or higher tier subcontractor under a Current Government Contract (including any Current Government Contract that involved aggregate payments to the Company or any of the Company Subsidiaries in excess of $5,000,000 for which work has been completed but which have not completed the closeout process pursuant to FAR 4.804-5) has disallowed in writing any costs claimed by any of the Group Companies under such Current Government Contracts that remains unresolved as of the date hereof and is not provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (vi) no Governmental Entity has within the 12 months prior to the date hereof made any written claim for any price adjustment or any other written request for a reduction in the price of any such Current Government Contracts (including any Current Government Contract that involved aggregate payments to the Company or any of the Company Subsidiaries in excess of $5,000,000 for which work has been completed but which have not completed the closeout process pursuant to FAR 4.804-5) that is not provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; and (vii) there are no outstanding formal disputes between any Group Company, on the one hand, and any Governmental Entity, prime contractor, or subcontractor, on the other hand, arising under any Current Government Contract, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i)-(vii), individually or in the aggregate, have not been and would not reasonably be expected to be material to the Group Companies, taken as a whole.

(c) Except as set forth on Schedule 4.7(c) of the Company Disclosure Letter and except for such matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Group Companies, taken as a whole, during the last three years: (i) none of the Group Companies has received any cure notice, show cause notice or other written communication terminating any Current Government Contract for default or convenience or threatening such action; (ii) none of the Group Companies has received any outstanding Level III or IV corrective action request or any unresolved letters of concern from a Governmental Entity under any Current Government Contract; (iii) none of the Group Companies has received any written notice of an unresolved significant weakness or deficiency with respect to the cost accounting system of any of the Group Companies; (iv) none of the Group Companies has received any written notice of any audits, investigations, reviews, inspections, surveys or examinations of records by any Governmental Entity with respect to a Current Government Contract (other than in the ordinary course of business, including such routine audits by the DCAA, DCMA, SIGAR, GSA and the United States Office of Federal Contract Compliance Programs); and (v) none of the Group Companies has made any mandatory disclosure to any Governmental Entity with respect to any irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Current Government Contract.

(d) Except as set forth on Schedule 4.7(d), neither the Group Companies nor any of their directors, officers or current employees has been during the past five years or is now suspended or debarred, or proposed for suspension or debarment from government contracting.

(e) The Group Companies are, and for the past five years have been, in compliance in all material respects with the National Industrial Security Program Operating Manual (Department of Defense Instruction 5520.22-M).

Section 4.8 Financial Statements.

(a) Set forth on Schedule 4.8 are: (i) the audited consolidated balance sheets as of December 31, 2018 and 2017 and consolidated statements of operations and comprehensive loss, changes in equity and cash flows of PAE Holding Corporation and its Subsidiaries for the twelve-month periods ended December 31, 2018, 2017 and 2016 together with the auditor’s reports thereon (the “Audited Financial Statements”); and (ii) an unaudited consolidated balance sheet as of June 30, 2019 and statements of operations and comprehensive loss and cash flows of PAE

Holding Corporation and its Subsidiaries as of and for the six-month periods ended June 30, 2019 and 2018 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of PAE Holding Corporation and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments).

(b) PAE Holding Corporation has established and maintained a system of internal controls. To the Knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of PAE Holding Corporation’s financial reporting and the preparation of PAE Holding Corporation’s financial statements for external purposes in accordance with GAAP.

(c) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.9 No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Group Companies of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Group Companies; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2018 through the date of this Agreement, each of the Group Companies has conducted its business in the ordinary course consistent with past practice and there has not been: (a) any Company Material Adverse Effect; (b) any purchase, redemption or other acquisition by the Company of any of the shares of Company Common Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such Company Common Stock or other securities; (c) any split, combination or reclassification of any of the shares of Company Common Stock; (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or Applicable Legal Requirements; (e) any change in the auditors of the Company; (f) any issuance of shares of Company Common Stock; (g) any revaluation by the Company of any of its assets, including any sale of assets of the Company other than with respect to sales in the ordinary course of business; or (h) any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 6.1 (other than clauses (a), (c), (d), (i) and, to the extent related to the foregoing clauses, (p) thereof) if such action were taken on or after the date hereof without the consent of Parent.

Section 4.11 Litigation. Except as set forth on Schedule 4.11 of the Company Disclosure Letter or as would not be material to the Group Companies, taken as a whole, as of the date hereof, there are: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such; (b) to the Knowledge of the Company, other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity pursuant to a Current Government Contract, no pending or threatened in writing, audits, examinations or investigations by any Governmental Entity against any of the Group Companies with regard to their actions as such; (c) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party; (d) no settlements or similar agreements that imposes any material ongoing obligations or restrictions on any of the Group Companies; and (e) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such.

Section 4.12 Company Benefit Plans.

(a) Schedule 4.12(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan, including all employment contracts or offer letters unless any such arrangement (i) relates to an employee who is not an officer of PAE Holding Corporation; (ii) is in a form substantially similar to a form of employment contract or offer letter identified on Schedule 4.12(a) of the Company Disclosure Letter (which schedule includes a general description of groups of employees that has entered into agreements on such forms); or (iii) provides for a severance or notice period of 90 days or less (other than as required by Applicable Legal Requirements). “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other agreement, arrangement, plan, policy or program providing compensation or other benefits to any current or former director, officer, employee or other service provider, which is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries or under which the Company or any of the Company Subsidiaries has any obligation or liability; provided that no “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA shall be a Company Benefit Plan hereunder.

(b) With respect to each Company Benefit Plan on Schedule 4.12(a) of the Company Disclosure Letter, the Company has made available to Parent or its representatives copies of: (i) such Company Benefit Plan, or the applicable form listed on Schedule 4.12(a) of the Company Disclosure Letter, and any trust agreement relating to such plan; (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required; (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable); (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan; and (v) any material non-routine correspondence with any Governmental Entity regarding any Company Benefit Plan during the past three years. In addition, the Company has provided to Parent or its representatives a schedule summarizing all outstanding retention, change in control bonuses, change in control severance or other similar payment obligations of the Group Companies that is true and accurate in all material respects as of October 17, 2019 (the “Retention Award Summary”) and the Company has made available to Parent or its representatives a copy of each agreement listed in the Retention Award Summary.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (i) each Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made; and (iii) to the Knowledge of the Company, no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) Except as set forth on Schedule 4.12(d), neither the Company nor its subsidiaries has, within the past six years, sponsored, been obligated to contribute to, or has any reasonable expectation of current or contingent liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) With respect to any “multiemployer plan” within the meaning of Section (3)(37) or 4001(a)(3) of ERISA to which the Company or its subsidiaries contributes or would reasonably be expected to have any current or contingent liability in respect of (a “Multiemployer Plan”): (i) except as would not result in material liability, all contributions due from the Company, its subsidiaries or any of their respective ERISA Affiliates to any such plan have been timely made; (ii) none of the Company, its subsidiaries or their respective ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied; (iii) no Multiemployer Plan is in “reorganization” or “insolvent” (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively) or has been determined to be in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; and (iv) the Company has provided a copy of (A) the notice under Section 101(l) of ERISA pertaining to its estimated withdrawal liability under Title IV of ERISA most recently received by the Company, (B) the applicable union contract which provides for the Company’s funding obligations; and (C) any material non-routine correspondence with any Governmental Entity during the past three years. If the Company or any Company Subsidiary incurred withdrawal liability costs under any Multiemployer Plan (other than the I.A.M. National Pension Fund) in connection with a Current Government Contract, to the Knowledge of the Company, it is reasonably expected that the Company would be reimbursed for such withdrawal liability costs by the U.S. Government under Federal Acquisition Regulation 31.205-6 (Compensation for Personal Services).

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, with respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (ii) to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g) None of the Company Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its subsidiaries or under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or its subsidiaries or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Company Benefit Plan; or (iv) result in any limit on the right to merge, amend or terminate any Company Benefit Plan; provided, that the foregoing shall not include arrangements entered into by Parent prior to the Closing Date.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

(j) The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

(l) All Performance Units have been granted and administered in all material respects in accordance with the Participation Plan, the applicable Performance Unit agreement and Applicable Legal Requirements. As of the Closing, the Participation Plan will be terminated and of no further force or effect, and the Company will not have any liability with respect thereto, other than the Participation Plan Costs.

Section 4.13 Labor Relations.

(a) Except for the Contracts listed on Schedule 4.13(a) of the Company Disclosure Letter, no Group Company is a party to any collective bargaining agreement.

(b) There have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Company, threatened against or involving the Company involving any employee, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(c) Except as otherwise listed on Schedule 4.13(c) of the Company Disclosure Letter, as of the date hereof, there are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(d) The Company is, and for the past three years, has been, in compliance with all Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Legal Requirement, collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

(e) During the past five years, to the Knowledge of the Company, there have been no employment discrimination or employment harassment allegations raised, brought, threatened, or settled relating to any appointed officer or director of PAE Holding Corporation involving or relating to his or her services provided to PAE Holding Corporation. The policies and practices of the Group Companies comply with all federal, state, and local Laws concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(f) The execution and delivery of this Agreement and the other Transaction Agreements and the performance of this Agreement and the Transactions do not require the Company to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.

Section 4.14 Real Property; Tangible Property.

(a) Schedule 4.14(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property owned by the Group Companies (the “Owned Real Property”). The Company or one of the Company Subsidiaries has good and marketable fee simple title to all Owned Real Property, subject only to any Permitted Liens.

(b) Schedule 4.14(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all material real property leased by the Group Companies (the “Leased Real Property”). The Company or one of the Company Subsidiaries has a valid, binding and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property and each of the leases, lease guarantees, agreements and documents related to any Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to Parent true, correct and complete copies of all material Company Real Property Leases. None of the Group Companies is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. None of the Group Companies has received written notice from, or given any written notice to, any lessor of such Leased Real Property of, nor is there any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property. No party to any Company Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company or one of the Company Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by the Group Companies have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Group Companies have paid all material amounts of their Taxes which are due and payable.

(c) The Group Companies have complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company (nor to the Knowledge of the Company is there any), which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against any Group Company with respect to any Taxes due from such entities.

(e) There are no liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) As of the Closing Date, the accrued and unpaid federal, state, local and foreign income Taxes (determined using income tax principles and not GAAP) of the Group Companies with respect to the taxable year (or portion thereof) ending on the Closing Date and the taxable year of each Group Company immediately preceding the taxable year (or portion thereof) ending on the Closing Date, will not materially exceed the amount taken into account pursuant to clause (b) of the definition of Tax Overpayment/Underpayment Amount for purposes of calculating the Estimated Tax Overpayment/Underpayment Amount.

(g) There are no Tax indemnification agreements or Tax sharing agreements under which any Group Company could be liable after the Closing Date for the Tax liability of any Person other than one or more of the Group Companies, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements, in each case, that do not relate primarily to Taxes.

(h) None of the Group Companies have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two years.

(i) None of the Group Companies has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor; or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company (or another Group Company).

(k) No Group Company has consented to extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect.

(l) No Group Company has, or since January 1, 2015, has had, a permanent establishment in any country other than the country of its organization, or is, or since January 1, 2015, has been, subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(m) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) other than in the ordinary course of business a prepaid amount received or deferred revenue recognized on or prior to the Closing Date; (iv) to the Knowledge of the Company, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Tax law); or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law.

(n) No Group Company has made an election described in Section 965(h) of the Code.

(o) No claim has been made in writing (nor to the Knowledge of the Company has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

Section 4.16 Environmental Matters. Each of the Group Companies is, and for the past five years has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies taken as a whole. The Group Companies have obtained, hold, are, and for the past five years have been, in material compliance with all permits required under applicable Environmental Laws to permit the Group Companies to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Group Companies as currently conducted, except where the absence of, or failure to be in material compliance with, any such permit would not reasonably be expected to be material to the Group Companies, taken as a whole. Except as set forth on Schedule 4.16 of the Company Disclosure Letter, there are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened against any of the Group Companies alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not reasonably be expected to be material to the Group Companies. Neither the Group Companies nor, to the Knowledge of the Company, any other Person has disposed of or released any Hazardous Material at, on or under the any facility currently or formerly owned or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material liability of the Group Companies for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under any Environmental Laws. None of the Group Companies has agreed to indemnify any Person or assumed by Contract the liability of any third party arising under Environmental Law. The Group Companies have made available to Parent copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Group Companies with respect to compliance or liabilities under Environmental Law.

Section 4.17 Brokers; Third Party Expenses. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or any of the Group Companies would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by any of the Group Companies or any of their Affiliates.

Section 4.18 Intellectual Property.

(a) Schedule 4.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, each subsisting, of registered Patent and Patent application, registered Trademark and application for Trademark registration, registered Copyright, internet domain name, and material unregistered Trademark which any of the Group Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right in any field or territory, whether in the United States or internationally (in each case setting forth the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner).

(b) The Company or one of the Company Subsidiaries owns, or has the right to use pursuant to a valid license, sublicense, or other written agreement all Intellectual Property used in or necessary for the conduct and operation of the business of the Group Companies, as presently conducted and as proposed to be conducted immediately following the Closing. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property (subject to non-exclusive licenses that have been granted therein in the ordinary course of business) free and clear of all Liens (other than Permitted Liens).

(c) The Group Companies, the conduct and operation of the business of the Group Companies as presently conducted and as proposed to be conducted immediately following the Closing (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Group Companies), and the Owned Intellectual Property has not infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, and are not infringing, misappropriating (or constitute or result from the misappropriation of) or otherwise violating any Intellectual Property other than Patents of any Person or, to the Knowledge of the Company, any Patents of any Person. None of the Group Companies has received from any Person in the past three years any written (or to the Knowledge of the Company, oral) notice, charge, complaint, claim or other assertion (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property. To the Knowledge of the Company, no other Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Intellectual Property of any of the Group Companies, and no such claims have been made in writing against any Person by any of the Group Companies in the past three years. None of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property.

(d) To the Knowledge of the Company, no past or present director, officer or employee of any of the Group Companies owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the present employees, consultants and independent contractors of the Group Companies who are engaged in creating or developing for or on behalf of such Group Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all confidential information of such Group Company in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no material uncured breach by any such Person with respect to material Intellectual Property under any such agreement.

(e) Each of the Group Companies, as applicable, has taken adequate and commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets constituting Owned Intellectual Property and all Trade Secrets of any Person to whom any Group Company has a contractual confidentiality obligation with respect to such Trade Secrets. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any other Person, other than as subject to a written agreement restricting the disclosure and use of such Trade Secret. No source code constituting Owned Intellectual Property has been delivered, licensed or made available by any Group Company to, or accessed by, any escrow agent or other Person, other than employees or contractors of such Group Company subject to written agreements restricting the disclosure and use of such source code.

(f) No open source software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any computer software constituting Owned Intellectual Property, in each case, in a manner that requires or obligates any Group Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code constituting Owned Intellectual Property; (ii) license any computer software constituting Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any computer software constituting Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents. Each Group Company is in compliance with the terms and conditions of all relevant licenses for open source software used in the business of the Group Companies.

(g) No Governmental Entity has any: (i) ownership interest or exclusive license in or to any material Owned Intellectual Property; (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the software set forth in Schedule 4.18(g)(ii) of the Company Disclosure Letter; or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(h) The Company or one of the Company Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all Company IT Systems. The Company IT Systems: (i) are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted; and (ii) to the Knowledge of the Company, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any Company IT Systems. To the Knowledge of the company, during the past three years, there has been no unauthorized access to or breach or violation of any Company IT Systems. In the last two years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Group Companies.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event) will result in the: (i) loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property.

Section 4.19 Privacy.

(a) The Group Companies and any Person acting for or on the Group Companies’ behalf has at all times during the past five years (in the case of any such Person, during the time such Person was acting for or on behalf of any of the Group Companies) materially complied, as applicable to the Group Companies, with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ policies and notices regarding Personal Information (“Group Companies’ Privacy Notices”); and (iii) all of the Group Companies’ obligations regarding Personal Information under any Material Contracts. None of the Group Companies has received in the five years prior to the date of this Agreement any written notice of any claims (including written notice from third parties acting on its or their behalf), of or been charged with, the violation of, any Privacy Laws. To the Knowledge of the Company, none of the Group Companies’ Privacy Notices have contained any material omissions or been misleading or deceptive.

(b) Each of the Group Companies has during the past five years used reasonable efforts to: (i) implement and maintain in all material respects reasonable safeguards to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure; and (ii) require all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of such Group Company that obligate such Persons to comply with applicable Privacy Laws in all material respects and to take reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure. To the Knowledge of the Company, any third party who has provided Personal Information to such Group Company during the past five years has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) To the Knowledge of the Company, during the past three years, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies and none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information in the last three years. During the past three years, the Group Companies have implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. The Company has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material data security issues or vulnerabilities identified. To the Knowledge of the Company, neither any of the Group Companies nor any third party acting at the direction or authorization of such Group Companies has paid: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

Section 4.20 Agreements, Contracts and Commitments.

(a) Schedule 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each Company IP Contract, each Company Real Property Lease and each of the following Contracts to which any of the Group Companies is a party:

(i) Each Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to any of the Group Companies of more than $3,000,000;

(ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by any of the Group Companies from a third party, in each case, having an outstanding principal amount in excess of $1,000,000, including the Existing Credit Agreements, but excluding guarantees of performance under Government Contracts entered into in the ordinary course of business;

(iii) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any of the Group Companies (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last five years;

(iv) Each obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(v) Each collective bargaining agreement with any labor union;

(vi) Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary or consulting fee payments in excess of $300,000, excluding any such employment, consulting, or management Contract that either: (A) is terminable by the Company or the applicable Company Subsidiary at will; or (B) provides for severance, notice and/or garden leave obligations of 90 days or less or such longer period as is required by Applicable Legal Requirements;

(vii) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves annual payments in excess of $500,000;

(viii) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Company Subsidiaries);

(ix) Each Contract other than teaming agreements entered into in connection with the pursuit of a specific Government Contract or subcontract thereto or customary non-disclosure agreements that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit customers;

(x) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Group Companies; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies;

(xi) Each Contract pursuant to which any of the Group Companies licenses material Intellectual Property from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are available on standard terms to the public generally with license, maintenance, support and other fees less than $1,000,000 per year; and

(xii) Each obligation to register any Company Common Stock or other securities of the Company with any Governmental Entity.

(b) All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. True, correct and complete copies of all Company Material Agreements have been made available to Parent. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

Section 4.21 Insurance. Schedule 4.21 of the Company Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”), which policies are in full force and effect. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its representatives. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 4.22 Affiliate Matters. Except: (a) the Company Benefit Plans; (b) Contracts relating to labor and employment matters set forth on Schedule 4.13 of the Company Disclosure Letter; (c) Contracts between or among the Group Companies; and (d) Contracts entered into on an arm’s length basis and in the ordinary course of business between any of the Group Companies, on the one hand, and the direct or indirect portfolio companies of investment funds advised or managed by Platinum Equity Advisors, LLC or any of its Affiliates, on the other hand, none of the Group Companies is party to any Contract with any: (i) present or former officer, director, employee or Company Stockholder or a member of his or her immediate family of any of the Group Companies; or (ii) Affiliate of the Company. To the Knowledge of the Company, no present or former officer, director, employee, Company Stockholder or holder of derivative securities of the Company (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with any of the Group Companies (other than such Contracts as relate to any such Person’s ownership of Company Common Stock or other securities of the Company or such Person’s employment or consulting arrangements with the Group Companies).

Section 4.23 Certain Provided Information. The information relating to the Group Companies supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Class A Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent, First Merger Sub or Second Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Parent SEC Reports or Additional Parent SEC Reports; or (b) any projections or forecasts included in the Proxy Statement.

Section 4.24 Indebtedness. Schedule 4.24 of the Company Disclosure Letter sets forth the outstanding principal amount of Rollover Indebtedness as of the date hereof. Schedule 4.24 of the Company Disclosure Letter also sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of the Group Companies, other than the Rollover Indebtedness.

Section 4.25 Absence of Certain Business Practices. For the past five years: (a) the Group Companies and their respective directors and officers and, to the Knowledge of the Company, their respective employees, agents, and any other Persons acting for or on behalf of the Group Companies have been in compliance with all applicable Specified Business Conduct Laws; and (b) none of the Group Companies has: (i) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding or, to the Knowledge of the Company, investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors or officers, nor to the Knowledge of the Company, any of their respective employees, agents, or any other Person acting for or on behalf of the Group Companies is the subject or target of any sanctions or the target of restrictive export controls administered by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union.

Section 4.26 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V, NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT, FIRST MERGER SUB AND SECOND MERGER SUB TO THE COMPANY IN ARTICLE V; AND (B) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT, FIRST MERGER SUB OR SECOND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III)

ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.26, CLAIMS AGAINST PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE V BY SUCH PERSON.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

Except: (a) as set forth in the letter dated as of the date of this Agreement and delivered by Parent, First Merger Sub and Second Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (b) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization and Qualification.

(a) Each of Parent, First Merger Sub and Second Merger Sub is a company duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware, and as of immediately prior to the Closing, will be a company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Each of Parent, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

(c) None of Parent, First Merger Sub or Second Merger Sub are in violation of any of the provisions of their respective Charter Documents.

(d) Each of Parent, First Merger Sub and Second Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent, First Merger Sub and Second Merger Sub are so qualified or licensed is listed on Schedule 5.1(d) of the Parent Disclosure Letter.

Section 5.2 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than First Merger Sub and Second Merger Sub. Neither First Merger Sub nor Second Merger Sub has any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Each of First Merger Sub and Second Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions.

Section 5.3 Capitalization.

(a) As of the date of this Agreement: (i) 1,000,000 preference shares, par value $0.0001 per share, of Parent (“Parent Preferred Stock”) are authorized and no shares are issued and outstanding; (ii) 200,000,000 Class A common shares of Parent, par value $0.0001 per share (“Parent Class A Stock”), are authorized and 40,000,000 are issued and outstanding; (iii) 20,000,000 Class F common shares of Parent, par value $0.0001 per share (“Parent Class F Stock” and, together with the Parent Preferred Stock and the Parent Class A Stock, the “Parent Shares”), are authorized and: (A) 10,000,000 are issued and outstanding; (B) in connection with the closing of the Transactions, Parent has committed to cancel an aggregate of 3,000,000 shares of Parent Class F Stock; and (C) upon the closing of the transactions contemplated by the Subscription Agreements, Parent has committed to issue 23,913,044 shares of Parent Class A Stock to the PIPE Investors; (iv) 6,666,666 warrants to purchase one share of Parent Class A Stock (the “Private Placement Warrants”) are outstanding; and (v) 13,333,333 warrants to purchase one share of Parent Class A Stock (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Stock, Parent Class F Stock, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(b) The authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “First Merger Sub Common Stock”). As of the date hereof, 1,000 shares of First Merger Sub Common Stock are issued and outstanding. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent.

(c) As of the date hereof, all outstanding membership interests of Second Merger Sub have been duly authorized, validly issued and are not subject to preemptive rights and are held by Parent.

(d) Except for the Parent Warrants and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent, First Merger Sub or Second Merger Sub is a party or by which any of them is bound obligating Parent, First Merger Sub or Second Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests or other interest or participation in Parent, First Merger Sub or Second Merger Sub.

(e) Each Parent Share, share of First Merger Sub Common Stock and Second Merger Sub membership interest and Parent Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Charter Documents of Parent, First Merger Sub or Second Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, the Charter Documents of Parent, First Merger Sub or Second Merger Sub, as applicable or any Contract to which any of Parent, First Merger Sub or Second Merger Sub is a party or otherwise bound by.

(f) All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens).

(g) Subject to approval of the Parent Stockholder Matters, the shares of Parent Class A Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

(h) Each holder of any of Parent Shares initially issued to the Sponsor in connection with Parent’s initial public offering: (i) is obligated to vote all of such Parent Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such Parent pursuant to the Parent Organizational Documents.

(i) Except as set forth in the Parent Organizational Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

(j) The holders of the Parent Class F Stock have waived any adjustment to the Initial Conversion Ratio (as defined in the Parent Charter).

Section 5.4 Authority Relative to this Agreement. Each of Parent, First Merger Sub and Second Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Mergers). The execution and delivery by Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent, First Merger Sub and Second Merger Sub of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent, First Merger Sub and Second Merger Sub, and no other proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent, First Merger Sub and Second Merger Sub (as applicable), enforceable against Parent, First Merger Sub and Second Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 5.5 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by Parent, First Merger Sub and Second Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Stockholder Matters is obtained) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.5(b) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contracts, except, with respect to clause (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificates of Merger in accordance with the DGCL and DLLCA, as applicable; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder; (iv) as otherwise disclosed on Schedule 8.1(c) of the Company Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent the consummation of the Mergers.

Section 5.6 Compliance; Approvals. Since its incorporation or organization, as applicable, each of Parent, First Merger Sub and Second Merger Sub has complied in all material respects with and has not been in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written, or to the Knowledge of Parent, oral notice of non-compliance with any Applicable Legal Requirements has been received by any of Parent, First Merger Sub or Second Merger Sub. Each of Parent, First Merger Sub and Second Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

Section 5.7 Parent SEC Reports and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2017, there has not been: (a) any Parent Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of Parent’s capital stock; (d) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Legal Requirements; (e) any change in the auditors of Parent; (f) any issuance of capital stock of Parent; (g) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business; or (h) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Stockholder Representative.

Section 5.9 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity: (a) challenging or seeking to enjoining, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

Section 5.10 Business Activities. Since their respective incorporation, none of Parent, First Merger Sub or Second Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in the Parent Organizational Documents, there is no Contract or Order binding upon Parent, First Merger Sub or Second Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

Section 5.11 Parent Material Contracts. Schedule 5.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent, First Merger Sub or Second Merger Sub is party (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to Parent’s annual report on Form 10-K for the year ended December 31, 2018.

Section 5.12 Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Markets (“Nasdaq”) under the symbol “GRSHU”. The issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GRSH”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GRSHW”. Parent is a member in good standing with Nasdaq. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Parent Warrants or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Parent Warrants under the Exchange Act.

Section 5.13 PIPE Investment Amount. Exhibit H sets forth true, accurate and complete copies of each of the subscription agreements (the “Subscription Agreements”) entered into by Parent with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Parent in the aggregate amount of $220,000,000 (the “PIPE Investment Amount”). The PIPE Investment Amount, together with the amount in the Trust Account at the Closing, are in the aggregate sufficient to enable Parent to: (a) pay all cash amounts required to be paid by Parent or its Subsidiaries under or in connection with this Agreement; and (b) pay any and all fees and expenses of or payable by Parent with respect to the Transactions. To Parent’s Knowledge with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor. The Subscription Agreements provide that the Stockholder Representative is a third-party beneficiary thereof and is entitled to enforce such agreements. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

Section 5.14 Trust Account.

(a) As of October 31, 2019, Parent had $408,585,719.03 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of September 6, 2018, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to Continental, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Continental that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Parent, that would entitle any Person (other than stockholders of Parent holding Parent Class A Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Stock in accordance with the provisions of Parent’s Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by Parent have been filed and all such Tax Returns are true, correct and complete in all material respects.

(b) Parent has paid all material amounts of its Taxes which are due and payable.

(c) Parent has complied in all material respects with all Applicable Legal Requirements relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by Parent have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against Parent (nor to the Knowledge of Parent is there any), which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against Parent with respect to any Taxes due from Parent.

(e) There are no Tax indemnification agreements or Tax sharing agreements under which Parent could be liable after the Closing Date for the Tax liability of any Person other than Parent, First Merger Sub or Second Merger Sub, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements, in each case, that do not relate primarily to Taxes.

(f) Parent has not consented to extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect.

(g) Parent will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); or (iii) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law.

(h) There are no liens for material amounts of Taxes (other than Permitted Liens) upon any of Parent’s assets.

Section 5.16 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of Parent or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company or the Company Subsidiaries for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

Section 5.17 Employees; Benefit Plans. Other than any former officers or as described in the Parent SEC Reports, Parent has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee. Parent does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

Section 5.18 Board Approval; Stockholder Vote. The board of directors of Parent and First Merger Sub (including any required committee or subgroup of the board of directors of Parent or First Merger Sub, as applicable) and the sole member of Second Merger Sub have, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the stockholders of Parent or First Merger Sub (as applicable) and the sole member of Second Merger Sub. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 5.19 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and which are material to Parent, free and clear of any Liens (other than Permitted Liens).

Section 5.20 Affiliate Transactions. Except as described in the Parent SEC Reports, no Contract between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Parent.

Section 5.21 Brokers. Other than fees or commissions for which Parent will be solely responsible, none of Parent, First Merger Sub, Second Merger Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.22 Disclaimer of Other Warranties. PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), ANY OF THE GROUP COMPANIES OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT, FIRST MERGER SUB AND SECOND MERGER SUB IN ARTICLE IV; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.22, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING THE OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV BY SUCH PERSON.

ARTICLE VI.

CONDUCT PRIOR TO THE CLOSING DATE

Section 6.1 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause the Company Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except: (a) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (b) as expressly contemplated by this Agreement or the Company Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or as set forth on Schedule 6.1 of the Company Disclosure Letter, or as required by Applicable Legal Requirements, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a) except as otherwise required by any existing Company Benefit Plan, this Agreement (including in respect of the Participation Plan) or Applicable Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor except (A) for any such Person with an annual base salary or wage rate of less than $100,000 in the ordinary course of business consistent with past practice or (B) for any increases in the rate of base salary or wage that does not exceed 5% (or such other percentage as mutually agreed upon by Parent and the Company) of such Person’s current base salary or wage pursuant to (1) annual adjustments in the ordinary course of business consistent with past practice, or (2) in connection with any promotion or material increase in responsibility of any officer or employee in the ordinary course of business consistent with past practice; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend (other than immaterial amendments) or terminate any Company Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Company Benefit Plan if it had been in effect on the date of this Agreement (other than annual renewal of welfare plans in the ordinary course of business consistent with past practice that does not result in a material increase in cost to the Group Companies); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan; or (v) grant any equity or equity-based compensation awards;

(b) (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company in any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the businesses of the Group Companies; (ii) extend, amend, waive, cancel or modify any material rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any business of the Group Companies; (iii) fail to diligently prosecute the Patent applications owned by the Company other than applications the Company, in the exercise of its good faith business judgment, has determined to abandon; or (iv) divulge, furnish to or make accessible any Trade Secrets constituting Owned Intellectual Property or any Trade Secrets of any Person to whom any Group Company has a confidentiality obligation to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than, in each of (i) through (iii), in the ordinary course of business consistent with past practices; provided, that in no event shall the Company license on an exclusive basis or sell any Owned Intellectual Property;

(c) except for transactions solely among the Group Companies: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company; (iv) declare, set aside or pay any dividend or make any other distribution; or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(d) amend its Charter Documents, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice except as set forth on Schedule 6.1(f) of the Company Disclosure Letter;

(g) (i) issue or sell any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person; (ii) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person other than any of the Group Companies except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement, in each case set forth on Schedule 6.1(e) of the Company Disclosure Letter; (iii) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (iv) fail to comply with the terms of the Existing Credit Agreements or take any action, or omit to take any action, that would constitute or result in a default or event of default under the Existing Credit Agreements; (v) cancel or forgive any Indebtedness owed to any of the Group Companies; or (vi) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice;

(h) release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets; provided, that nothing contained herein shall restrict the ability of the Group Companies to release, assign, compromise, settle or agree to settle any Legal Proceedings in accordance with Section 7.16 or so long as such settlement is solely monetary in nature and any payments related to such settlement are made prior to the Closing, included as Current Liabilities in the determination of Final Closing Working Capital or otherwise reflected as a reduction to the Final Merger Consideration;

(i) (i) except in the ordinary course of business consistent with past practices: (A) modify, amend or terminate in a manner that is materially adverse to the applicable Group Companies, taken as a whole, any Company Material Contract or Material Current Government Contract (other than pursuant to (1) offers, bids or proposals made by any Group Company on or prior to the date hereof that, if accepted, would result in a Government Contract or (2) requirements from any Governmental Entity to modify the scope of work under any Government Contract); (B) enter into any Contract that would have been a Company Material Contract or Material Current Government Contract (other than pursuant to offers, bids or proposals made by any Group Company on or prior to the date hereof that, if accepted, would result in a Government Contract) had it been entered into prior to the date of this Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract or Material Current Government Contract; or (D) incur or enter into a Contract requiring the Company to make any capital expenditures in excess of $3,000,000 in any 12-month period; or (ii) modify or amend any material term under the Existing Credit Agreements (other than in connection with obtaining the Existing Credit Agreement Consents) or terminate or allow the termination of the Existing Credit Agreements or any commitments thereunder (other than in connection with obtaining the Existing Credit Agreement Consents);

(j) except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(k) (i) make or rescind any material Tax election; (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity;

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company or any Company Subsidiary other than as contemplated by Section 7.22;

(m) subject to clause (c) above, enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Schedule 6.1(m) of the Company Disclosure Letter as existing on the date of this Agreement;

(n) engage in any material new line of business;

(o) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Group Companies under WARN or any similar state or local “mass layoff” or “plant closing” Legal Requirement, other than in the ordinary course of business consistent with past practice as a result of the expiration or termination of a Government Contract without renewal, a government shutdown or the reduction in the scope of work of a Government Contract; or

(p) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.1(a) through (o) above.

Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.2 Conduct of Business by Parent, First Merger Sub and Second Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except to the extent that the Stockholder Representative shall otherwise consent in writing or as contemplated by this Agreement (including as contemplated by the PIPE Investment). Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by Applicable Legal Requirements, without the prior written consent of the Stockholder Representative, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than in connection with the PIPE Investment, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) amend its Charter Documents or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice; provided, however, that Parent shall be permitted to incur Indebtedness (which shall constitute Parent Transaction Costs) from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing;

(g) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) make or rescind any material Tax election (ii) settle or compromise any material Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity;

(i) create any material Liens on any material property or assets of Parent, First Merger Sub or Second Merger Sub;

(j) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent, First Merger Sub or Second Merger Sub;

(k) commence, settle or compromise any Legal Proceeding;

(l) engage in any material new line of business;

(m) amend the Trust Agreement or any other agreement related to the Trust Account; or

(n) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.2(a) through (m) above.

ARTICLE VII.

ADDITIONAL AGREEMENTS

Section 7.1 Proxy Statement; Special Meeting.

(a) Proxy Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, Parent shall, in accordance with this Section 7.1(a), prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Parent in advance of the Special Meeting, for the purpose of, among other things: (A) providing Parent’s stockholders with the opportunity to redeem shares of Parent Class A Stock (the “Parent Stockholder Redemption”); and (B) soliciting proxies from holders of Parent Class A Stock to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of Parent Class A Stock in connection with Section 2.6; (3) the amendment and restatement of the Parent Organizational Documents in the form of the Parent A&R Charter attached hereto as Exhibit A; (4) the approval of the adoption of a management equity incentive plan pursuant to which Parent is permitted to issue the Restricted Stock Units in accordance with Section 7.24; and (5) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Parent Stockholder Matters”). Without the prior written consent of the Stockholder Representative and the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the Parent Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the Parent’s stockholders at the Special Meeting. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Parent, as promptly as practicable (but in no event later than five Business Days except as otherwise required by Applicable Legal Requirements) following the earlier to occur of: (Y) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (Z) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(ii) Prior to filing with the SEC, Parent will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act;

(C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) the issuance of any stop order by the SEC; (F) any request by the SEC for amendment of the Proxy Statement; (G) any comments from the SEC relating to the Proxy Statement and responses thereto; and (H) requests by the SEC for additional information. Parent shall promptly respond to any SEC comments on the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly file an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then Company shall promptly inform Parent of such information, event or circumstance.

(iv) Parent shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Parent for inclusion in the Proxy Statement. The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

(b) Parent shall, as promptly as practicable following the Proxy Clearance Date, establish a record date (which date shall be mutually agreed with the Stockholder Representative) for, duly call and give notice of, the Special Meeting. Parent shall convene and hold a meeting of Parent’s stockholders (the “Special Meeting”), for the purpose of obtaining the approval of the Parent Stockholder Matters, which meeting shall be held not more than 45 days after the date on which Parent mails the Proxy Statement to its stockholders. Parent shall use its reasonable best efforts to obtain the approval of the Parent Stockholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Legal Requirements for the purpose of seeking the approval of the Parent Stockholder Matters. Subject to the proviso in the following sentence, Parent shall include the Parent Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Recommendation (a “Change in Recommendation”); provided, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to Parent’s stockholders under Applicable Legal Requirements. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 7.1(b), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Parent has determined in good faith is required by Applicable Legal Requirements is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Class A Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Parent Stockholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Company Stockholder Approval. The Company shall solicit the Company Stockholder Approval via the Stockholder Consent and Joinder. In connection therewith, as promptly as practicable, the board of directors of the Company shall set a record date for determining the stockholders required to execute such Stockholder Consent and Joinder. The Company shall, through its board of directors, recommend to its stockholders that they provide the Company Stockholder Approval and execute the Stockholder Consent and Joinder. The Company will provide Parent with a copy of the executed Stockholder Consent and Joinder.

Section 7.2 Regulatory Approvals. As promptly as practicable after the date of this Agreement, Parent and the Company shall (a) each prepare and file the notification required of it under the HSR Act within 10 Business Days after the date hereof, and (b) as promptly as reasonably practicable, prepare and file the notification pursuant to the Act Against Restraints of Competition of 1958, as amended (the “German Competition Law”), in each case, in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, the German Bundeskartellamt or any other Governmental Entity in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, the German Competition Law or any other Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, the German Bundeskartellamt or any other Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Parent, on the one hand, and the Company, on the other hand, shall each pay 50% of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act and the German Competition Law.

Section 7.3 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c) Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Stockholder Representative. Prior to Closing, Parent and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

Section 7.4 Confidentiality; Communications Plan; Access to Information.

(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company or the Company Stockholders, on the one hand, or Parent, First Merger Sub or Second Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents or representatives from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by Applicable Legal Requirement or stock exchange rule; or (vi) disclosure consented to in writing by Parent, First Merger Sub or Second Merger Sub (in the case of the Company Stockholders and, prior to the Closing, the Company) or the Stockholder Representative (in the case of Parent, First Merger Sub or Second Merger Sub and, following the Closing, the Company).

(b) Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Stockholder Representative, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company Stockholders or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company or the Company Stockholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.3 or this Section 7.4(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) communications to customers and suppliers of the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions.

(c) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company. Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent.

Section 7.5 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Schedule 4.5(b) of the Company Disclosure Letter, other than as provided in Section 7.5(b); (iv) the termination of each agreement set forth on Schedule 7.5(a) of the Company Disclosure Letter; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective, on or prior to the Closing Date, the obtaining of the Existing Credit Agreement Consents (it being understood and agreed that (i) the obtaining of the Existing Credit Agreement Consents shall solely be the responsibility of the Company and (ii) in no event shall the Company have any liability for monetary damages to Parent, First Merger Sub or Second Merger Sub as a result of the failure to obtain any such consents, approvals or waivers, including the Existing Credit Agreement Consents). Parent shall and shall cause its Representatives to reasonably cooperate with the Company’s efforts under this Section 7.5(b), including by providing any documentation and other information as may be required under applicable “know your customer” and anti-money laundering rules and regulations.

(c) Notwithstanding anything herein to the contrary, nothing in this Section 7.5 shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

Section 7.6 No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall use its reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

Section 7.7 No Claim Against Trust Account. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Stockholder Representative hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided, that: (a) nothing herein shall serve to limit or prohibit the Company’s or the Stockholder Representative’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for intentional fraud in the making of the representations and warranties in Article V; and (b) nothing herein shall serve to limit or prohibit any claims that the Company or the Stockholder Representative may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

Section 7.8 Participation Plan. Prior to the Closing, the Company shall have taken all necessary corporate action to terminate, effective immediately prior to the Closing and contingent upon the consummation of the Transactions, the Participation Plan in a manner such that the sole liability shall be the Participation Plan Cost.

Section 7.9 Disclosure of Certain Matters. Each of Parent, First Merger Sub, Second Merger Sub, the Company and the Stockholder Representative will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (b) would require any amendment or supplement to the Proxy Statement.

Section 7.10 Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Class A Stock issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Stock and Parent Warrants listed for trading on Nasdaq. After the Closing, Parent shall use commercially reasonable efforts to: (a) continue the listing for trading of the Parent Class A Stock, Parent Units, and Parent Warrants on Nasdaq; and (b) in the event any Earn Out Shares become issuable pursuant to Article III, cause such Earn Out Shares to be approved for listing on Nasdaq.

Section 7.11 No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries and the Company Stockholders not to (and each Company Stockholder has acknowledged to the Company that it shall not), and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent and its agents, representatives, advisors) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Subsidiaries and the Company Stockholders to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Company, any Company Subsidiary or the Company Stockholders from engaging in and consummating any activity contemplated by Section 7.22.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent, First Merger Sub and Second Merger Sub shall not, and shall direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, the Company Stockholders and their respective Representatives) concerning any merger, purchase of ownership interests or assets of Parent, recapitalization or similar business combination transaction (each, a “Parent Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent

Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. Parent, First Merger Sub and Second Merger Sub shall, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Parent Business Combination.

(c) Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties (and in the case of Parent’s receipt of a Parent Business Combination proposal, Parent shall also provide notice to the Stockholder Representative) if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission (and in the case of Parent’s receipt, Parent shall also provide copies to the Stockholder Representative).

Section 7.12 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental (which notice Parent shall provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable to: (A) to stockholders who elect to have their Parent Class A Stock converted to cash in accordance with the provisions of Parent’s Charter Documents; (B) for income tax or other tax obligations of Parent prior to Closing; (C) for any Parent Transaction Costs; and (D) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.13 Directors’ and Officers’ Liability Insurance.

(a) Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in their respective Charter Documents or in any indemnification agreement with any Group Company set forth on Schedule 7.13(a) of the Company Disclosure Letter shall survive the Closing and shall continue in full force and effect. For a period of six years from the Closing Date, Parent shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Charter Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of each Group Company with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and Parent shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Parent shall cause the Group Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.13 without limit as to time.

(b) Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of a Group Company currently covered by a directors’ and officers’ liability insurance policy of one or more Group Companies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. Parent shall, and shall cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.13(b).

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Charter Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Parent and the Group Companies under this Section 7.13 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.13 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.13.

(d) If Parent or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or such Group Company, as applicable, assume the obligations set forth in this Section 7.13.

Section 7.14 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than six days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Parent. No later than seven days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.12 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 7.15 Tax Matters.

(a) Parent will pay to the Company Stockholders (by wire transfer of immediately available funds) any Transaction Tax Benefit, or any portion thereof, within five (5) Business Days of filing the U.S. federal income Tax Return for the applicable year, to the extent that any such Transaction Tax Benefit, or any portion thereof, is realized by Parent, any Group Company (after the Closing) or their respective Affiliates in any taxable year ending on or prior to December 31, 2022. For this purpose, a “Transaction Tax Benefit” is, without duplication, (i) any refund actually received (or applied as a credit) with respect to Taxes of any Group Company for a Pre-Closing Tax Period attributable to a Transaction Tax Deduction and any interest received thereon net of any Taxes with respect thereto and (ii) any reduction in the liability for Taxes of Parent or any Group Company or any of their respective Affiliates with respect to any taxable period (or portion thereof) beginning after the Closing Date resulting from (A) the carryforward of a net operating loss generated in the Pre-Closing Tax Period to the extent attributable to the Transaction Tax Deductions and (B) any Transaction Tax Deductions deductible in a taxable period beginning after the Closing Date by reason of the vesting of any Restricted Stock Units issued, or other amounts payable pursuant to Section 7.24 (“Post-Closing TTDs”) (in each case determined on a “with” and “without” basis), in each case which Transaction Tax Benefit was not taken into account in the calculation of the Tax Overpayment/Underpayment Amount. For purposes of clause (ii) of the immediately preceding sentence, Parent, the Group Companies or any of their respective Affiliates will be deemed to realize a Transaction Tax Benefit as a result of a reduction in Tax liabilities in a taxable period (or portion thereof) beginning after the Closing Date to the extent that (i) the aggregate actual Tax liabilities of Parent, the Group Companies or any of their respective Affiliates taking the net operating losses generated in a Pre-Closing Tax Period and Post-Closing TTDs into account exceed (ii) the aggregate hypothetical Tax liabilities of Parent, the Group Companies or their respective Affiliates without taking such net operating losses and Post-Closing TTDs into account. In connection with the foregoing, Parent agrees to cause the Group Companies, as soon as reasonably practicable after the Closing Date, to apply for a refund of estimated Tax paid (including pursuant to IRS Form 4466 and any comparable or similar non-U.S. Return or Tax form), if applicable, and to utilize any net operating losses from the Pre-Closing Tax Period.

(b) All Tax Returns with respect to a Pre-Closing Tax Period that affect the amount of any Transaction Tax Benefit shall be prepared in accordance with the past practices of the applicable Group Company (unless otherwise required by Legal Requirement) and shall be provided to the Stockholder Representative at least thirty (30) days prior to filing for review and approval by the Stockholder Representative (such approval not to be unreasonably withheld, conditioned or delayed); provided that the Stockholder Representative’s review and approval rights shall be limited to any items that impact the amount of any Transaction Tax Benefit. If Parent and the Stockholder Representative have not agreed to the content of any such Tax Return prior to the due date (taking into account extensions) for such Tax Return, Parent shall be permitted to file such Tax Return without the Stockholder Representative’s consent; provided that if the Independent Expert determines that such Tax Return should have reflected a greater number of Transaction Tax Benefits, Parent’s obligation to make payments to the Company Stockholders pursuant to Section 7.15(a) of this Agreement shall be determined based on the amount of Transaction Tax Benefits that the Independent Expert determines should have been reflected on such Tax Return. Parent and the Company Stockholders agree that for purposes of such Tax Returns, all Transaction Tax Deductions will be allocable to the Pre-Closing Tax Period (or, in the case of any Post-Closing TTDs, to the first taxable period in which such Post-Closing TTDs are deductible under applicable Law) to the extent provided in Section 7.15(c). With respect to each Tax Return for a Post-Closing Tax Period, Parent agrees to provide, upon request by the Stockholder Representative, a written calculation, along with reasonable supporting detail, of the determination of the Transaction Tax Benefit with respect to such Tax Return. Any dispute regarding the calculation of the Transaction Tax Benefit shall be referred to an Independent Expert (which may be the same or different from the Independent Expert chosen for purposes of resolving any dispute under Section 2.11) for final resolution.

(c) The Parties agree that, notwithstanding anything to the contrary in this Agreement or otherwise: (i) except as provided in clause (ii) of this Section 7.15(c), any Taxes for a Straddle Period with respect to the Group Companies shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the actual operations of such entity, as the case may be, by a closing of the books of such entity, as if the Closing Date were the end of a Tax year (and, for such purpose, the Tax period of any partnership or pass-through entity, or any controlled foreign corporation within the meaning of Section 957(a) of the Code, in which a Group Company holds a beneficial interest shall be deemed to terminate as of the Closing Date), and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period); (ii) in the case of any Taxes imposed on a periodic basis (e.g., any real property, personal property or similar ad valorem Taxes) that are payable for a Straddle Period, the portion of such Tax which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period; (iii) any Transaction Tax Deductions (other than Post-Closing TTDs) shall be treated as deductible in the taxable period ending on the Closing Date to the maximum extent permitted by Tax law based on a “more likely than not” or higher level of comfort, and it shall be assumed that neither Parent nor any of its Affiliates (including after the Closing the Group Companies) shall have applied the so called “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions; (iv) any Post-Closing TTDs shall be treated as deductible in the first taxable period in which such Post-Closing TTDs are permitted to be deducted by Tax law based on a “more likely than not” or higher level of comfort, (v) the election under Revenue Procedure 2011-29, 2011-18 I.R.B. to apply the 70% safe harbor to any “success based fee” as defined in Treasury Regulation Section 1.263(a)-5(f) incurred in connection with the Transactions shall be made for U.S. federal income tax purposes

(and, as applicable, for state and local income Tax purposes); and (vi) other than as provided in clauses (iii), (iv) and (v) of this Section 7.15(c), any gain, income, deduction or loss from transactions outside the ordinary course of business occurring on the Closing Date but after the Closing shall be treated as occurring after the Closing Date.

(d) Parent agrees that it shall not make (or cause any of its Affiliates to make) any election under Section 338 or 336(e) of the Code, or any similar provision of state, local or foreign Tax law, with respect to the Transactions.

(e) Parent covenants that it will file a consolidated U.S. federal income Tax Return with the applicable Group Companies for the period starting on the day following the Closing Date and, for U.S. federal income Tax purposes, and the applicable Group Companies will become members of the affiliated group of corporations of which Parent is the common parent or of which Parent is a member on the day following the Closing Date.

(f) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by the Parent. Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Stockholder Representative and Parent shall reasonably cooperate with respect thereto as necessary).

(g) On the Closing Date, the Company shall provide Parent with a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, that, notwithstanding anything to the contrary, Parent’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by applicable Tax law.

(h) Each Company Stockholder shall be entitled to its Pro Rata Share of any payments made pursuant to Section 7.15(a), and all such payments shall be treated as an adjustment to the Total Consideration by the Parties for Tax purposes, unless otherwise required by Tax law.

Section 7.16 Seller Retained Claims.

(a) Each of the Parties acknowledges that the Company and/or one or more of the Company Subsidiaries has made the Seller Retained Claims.

(b) Parent agrees that all monetary damages that are hereafter recovered by the Company or any of the Company Subsidiaries in connection with the Seller Retained Claims shall be for the sole benefit of the Company Stockholders. Accordingly, Parent hereby agrees that, notwithstanding any other provision contained herein: (i) prior to the Closing, the Company and the Company Subsidiaries shall have the right to settle the Seller Retained Claims on terms it deems acceptable, subject to Parent’s prior approval (not to be unreasonably withheld, conditioned or delayed); and (ii) following the Closing the Stockholder Representative shall be entitled to control the Seller Retained Claims (including any litigation relating thereto or settlement thereof) on terms it deems acceptable in its sole discretion and to direct counsel in connection therewith. In the event that any amounts are received by the Surviving Entity or one or more of the Company Subsidiaries in respect of the Seller Retained Claims following the Closing Date (with the exception of amounts received pursuant to representation and warranty insurance policies), Parent shall cause such amounts (net of any Taxes with respect thereto which, in the case of income Taxes, to the extent includable in the Taxable income of the Surviving Entity or any of the Company Subsidiaries, shall be calculated based on an assumed cash Tax rate of 24%) to be paid to the Stockholder Representative for further payment to the Company Stockholders (whether by directing the payor of any such amounts to pay such amounts directly to the Stockholder Representative or by promptly paying over to the Stockholder Representative any such amounts received by Parent or any of its Affiliates (including the Surviving Entity or any of the Company Subsidiaries), or otherwise).

(c) From and after the Closing, Parent shall, and shall cause the Surviving Entity and the Company Subsidiaries to, reasonably cooperate with the Stockholder Representative in the resolution and/or settlement of the Seller Retained Claims (including with respect to any litigation in relation thereto) and shall not settle, compromise or discharge any such claim (or permit the Surviving Entity or the Company Subsidiaries to take any such action) that would reasonably be expected to adversely affect the Company Stockholders’ rights under this Section 7.16. Parent shall afford to the Stockholder Representative and its counsel and other representatives reasonable access to all of their respective properties, books, contracts, and records, and appropriate officers and employees of the Surviving Entity and the Company Subsidiaries, necessary or useful for the pursuit and/or settlement of the Seller Retained Claims. Upon reasonable request by the Stockholder Representative in writing, the Surviving Entity shall: (i) on behalf of itself and its Affiliates, successors and assigns, execute a customary general release with the applicable parties to the Seller Retained Claims, their Affiliates, successors and assigns, as applicable, in respect of such claims; and (ii) agree to the release of all or a portion of the Indemnity Escrowed Funds (including executing any written instructions to the escrow agent in connection with such release). Parent further agrees that it will not agree to release (including executing any written instructions to the escrow agent in connection with such release) the Indemnity Escrowed Funds other than: (A) at the written direction of the Stockholder Representative or (B) pursuant to a final order issued by a court of competent jurisdiction.

(d) Any payments made pursuant to this Section 7.16 shall be treated by all parties hereto as adjustments to the Final Merger Consideration for Tax purposes, except as otherwise required by Tax law.

(e) All out-of-pocket fees and expenses incurred by the Stockholder Representative or by Parent, the Surviving Entity or any Company Subsidiary at the request of the Stockholder Representative in connection with or related to the Seller Retained Claims (but excluding, for the avoidance of doubt any amount paid prior to the Closing Date or accrued as a current liability as of the Closing Date and are reflected in the Final Closing Working Capital Adjustment Amount) shall be paid or reimbursed to the Surviving Entity (as the case may be) by the Stockholder Representative promptly upon receipt of the applicable invoice related to such fees, expenses or costs.

Section 7.17 Subscription Agreements.

(a) Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Company or the Company Stockholders. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Parent shall give the Company or the Stockholder Representative, prompt (and, in any event within three Business Days) written notice: (A) of any amendment to any Subscription Agreement (together with a copy of such amendment); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Parent does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) Parent shall use its commercially reasonable efforts to cause the PIPE Investors to contribute the PIPE Investment Amount at or prior to the Closing if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that Parent or any of its Affiliates control the satisfaction of). Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions required to obtain the PIPE Investment Amount contemplated by the Subscription Agreements, including enforcing the rights of Parent under the Subscription Agreements.

Section 7.18 Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.19 Board of Directors. The Parties shall use commercially reasonable efforts to ensure that the persons listed on Schedule 7.19 of the Company Disclosure Letter and the other persons identified by the applicable Party (as if the Investor Rights Agreement were in effect) following the date hereof are elected and appointed as directors of Parent effective immediately after the Closing; provided, that any such persons not listed on Schedule 7.19 of the Company Disclosure Letter shall be identified as promptly as practicable following the date hereof (but in no event later than the date on which the Proxy Statement is filed with the SEC).

Section 7.20 Deleveraging Amount.

(a) Simultaneously with the Closing, the Company shall obtain the Existing Term Loan Upsizing Amendment and apply the Existing Term Loan Upsizing to the repayment of Indebtedness under the Existing Second Lien Credit Agreement.

(b) Simultaneously with the Closing: (i) Parent shall pay or cause to be paid to the Surviving Entity the Deleveraging Amount; and (ii) immediately thereafter, Parent shall cause the Surviving Entity to pay to lenders under the Existing Second Lien Credit Agreement an aggregate amount equal to the Deleveraging Amount.

Section 7.21 ITAR and NISPOM Notifications. Prior to and after the Closing Date Parent and the Company shall furnish each other such information and assistance as is required for: (a) the Company to file its notice with the State Department, Directorate of Defense Trade Controls, under Section 122.4(a)(2) of the International Traffic in Arms Regulations (“ITAR”, and such notice, an “ITAR Notice”) within five (5) Business Days after the Closing Date; and (b) the Company to submit a notice of changed conditions to the Defense Counterintelligence and Security Agency (“DCSA”) under Section 1-302(g) of the NISPOM (a “NISPOM Notice”). The Company shall submit an ITAR Notice with respect to the transactions contemplated hereby, in form and substance reasonably acceptable to the Stockholder Representative, to the State Department, Directorate of Defense Trade Controls, within five days after the Closing Date. The Company shall submit a NISPOM Notice with respect to the transactions contemplated hereby to DCSA on or before the Closing Date.

Section 7.22 PAE-ISR Joint Venture.

(a) Each of the Parties acknowledges that the Company has decided to sell all or substantially all of the business of, or otherwise discontinue the business conducted by, its majority-owned joint venture PAE ISR LLC (“ISR”). Accordingly, notwithstanding any other provision contained herein, prior to the Closing Date, unless otherwise agreed by Parent in writing, the Company shall either (i) sell, transfer or otherwise dispose of the business of ISR (through a sale of equity, assets or otherwise), and/or (ii) terminate operations of ISR effective prior to the Closing in order to effect an orderly liquidation of the assets of ISR. For a period of 90 days after the Closing Date (the “Post-Closing ISR Disposition Period”), the Stockholder Representative shall have the right (at the sole cost and expense of the Stockholder Representative) to control the sale or other disposition of any assets remaining after such sale or the termination of operation of ISR (the “Post-Closing ISR Disposition”). If, prior to the Closing Date, the Company and/or the Stockholder Representative determine that the Post-Closing ISR Disposition will be necessary, the Company shall deliver to Parent, no later than three Business Days prior to the Closing Date, a good faith and appropriately detailed description of (A) any outstanding assets of ISR that are required to be disposed of during the Post-Closing ISR Disposition Period and (B) the proposal to dispose of such outstanding assets during the Post-Closing ISR Disposition Period (the “Post-Closing ISR Disposition Plan”). In the event that such assets have not been sold or otherwise transferred on or prior to the expiration of the Post-Closing ISR Disposition Period, the Surviving Entity shall have no further obligation to the Stockholder Representative or the Company Stockholders with respect thereto and may sell or otherwise dispose of such remaining assets in its sole discretion. During the Post-Closing ISR Disposition Period, the Surviving Entity shall reasonably cooperate with the Stockholder Representative to sell any such assets and shall pay the proceeds of such sale (net of (i) any Taxes with respect thereto (which, in the case of income Taxes, shall be calculated based on an assumed cash Tax rate of 24% on the aggregate amount of gain (and net of loss) recognized as a result of sale of ISR assets during the ISR Disposition Period) or other out of pocket expenses of the Surviving Entity or ISR payable in connection with such sale or (ii) any other liabilities of ISR (other than any intercompany payables or other amounts owed to the Company or its Subsidiaries), except to the extent any such Taxes, expenses or other liabilities are accrued on the Closing Balance Sheet) to the Stockholder Representative for further payment to the Company Stockholders. To the extent that any liability of ISR has not been satisfied on or prior to the Closing Date (other than any intercompany payables or other amounts owed to the Company or its Subsidiaries), a current liability shall be accrued on the Adjustment Statement in the calculation of Closing Working Capital whether or not required in accordance with GAAP and the Surviving Entity shall cause ISR to satisfy such liability or obligation up to the amount accrued thereon.

(b) Prior to the Closing Date, to the extent the sale of the ISR business is sold in accordance with Section 7.22(a)(i) in a transaction structured as a sale of the equity interests of ISR, unless otherwise agreed by Parent in writing, the Company shall:

(i) Use commercially reasonable efforts to cause ISR to file at the U.S. Patent and Trademark Office a written request for abandonment or withdrawal of the trademark application for “PAE ISR” (U.S. Serial No. 88,232,125) filed on December 17, 2018;

(ii) provide to Parent: (A) copies of such filings set forth above in Section 7.22(b)(i); and (B) proof that such filings had been received by the U.S. Patent and Trademark Office or other applicable Governmental Entity; and

(iii) cause PAE Applied Technologies LLC, a Delaware limited liability company (“PAE AT”), to formally notify ISR (by way of written notice pursuant to Section 14.5 of the Third Amended and Restated Limited Liability Company Operating Agreement, dated February 9, 2017, by and among PAE AT, ISR and the other parties thereto (the “ISR Operating Agreement”)) of ISR’s obligation to promptly cease using “PAE” in the conduct of ISR’s business.

(c) To the extent that any liability or obligation of ISR has not been included as a current liability in the Final Closing Working Capital Adjustment Amount or otherwise fully satisfied or otherwise provided for on or prior to the Closing Date, whether such liability or obligation is known as of the Closing Date or arises thereafter, the Company Stockholders, severally and not jointly, shall, for a period of 12 months following the Closing Date (the “ISR Indemnification Period”), assume and remain solely liable for, and neither Parent, the Surviving Entity nor any of the Company Subsidiaries shall have any liability related to, any and all Losses (the “ISR Losses”) up to an aggregate maximum amount of $10,000,000 (the “ISR Indemnity Cap”) to the extent related to, arising from or attributable to the business of ISR or the operation thereof conducted prior to the Closing Date or the Post-Closing ISR Disposition. In such event and during the ISR Indemnification Period, the Company Stockholders, severally and not jointly, shall indemnify, reimburse, compensate and hold harmless Parent, the Surviving Entity and/or the Company Subsidiaries, as applicable, from and against all ISR Losses up to the ISR Indemnity Cap; provided, that Parent, the Surviving Entity and the Company Subsidiaries shall be entitled to indemnification under this Section 7.22(c) solely: (i) with respect to any claim made under this Section 7.22(c) that is finally and fully resolved prior to the Final Adjustment Settlement Date, from the Adjustment Escrow Funds (to be paid in accordance with the Escrow Agreement on the same date any amounts are paid from the Adjustment Escrow Funds under Section 2.11(f)) to the extent funds are available therefor after paying any amount to be paid to Parent in accordance with Section 2.11(f)(i)(A); or (ii)(A) to the extent any claim under this Section 7.22(c) is not finally and fully resolved prior to, or is first made on or after, the Final Adjustment Settlement Date; or (B) with respect to any claim made under this Section 7.22(c) that is finally and fully resolved prior to the Final Adjustment Settlement Date, to the extent the amount that remains payable in respect of such claim exceeds the remaining Adjustment Escrow Funds (after taking into account any Adjustment Escrow Funds payable to Buyer under Section 2.11(f) and clause (i) of this proviso), then in each case under this clause (ii), from proceeds actually received by the Company Stockholders from the sale or other disposition of Parent Class A Stock received hereunder, promptly following the receipt of such proceeds from such sale or other disposition. For the avoidance of doubt: (1) in the event that Parent, the Surviving Entity or any Company Subsidiary makes a claim for indemnification pursuant to this Section 7.22(c) during the ISR Indemnification Period, such claim shall be preserved until its full and final resolution and Parent, the Surviving Entity or such Company Subsidiary, as applicable, shall remain entitled to recover any related ISR Losses hereunder (subject to the ISR Indemnity Cap) notwithstanding the expiration of the ISR Indemnification Period; and (2) in no event shall any Adjustment Escrow Funds be payable in respect of any claim under this Section 7.22(c) that is not finally and fully resolved prior to the Final Adjustment Settlement Date and the pendency of any such claim shall not delay the distribution of the Adjustment Escrow Funds in accordance with Section 7.22(c).

(d) Any payments made pursuant to this Section 7.22 shall be treated by all parties hereto as adjustments to the Final Merger Consideration for Tax purposes, except as otherwise required by Tax law. For Tax purposes, each of the Parties agrees that ISR and the assets and liabilities thereof shall be treated as assets and liabilities of the applicable Subsidiary of the Surviving Entity until the date on which such assets are sold, and such liabilities are settled.

Section 7.23 Release.

(a) Effective upon and following the Closing, Parent, on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Company Stockholder, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Company Stockholder Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Stockholder Released Parties; provided, however, that nothing in this Section 7.23 shall release any Company Stockholder Released Parties from: (i) their obligations under this Agreement or the other Transaction Agreements; or (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Stockholder Released Party’s employment by any Group Company.

(b) Effective upon and following the Closing, each Company Stockholder, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent and each Group Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 7.13); provided, however, that nothing in this Section 7.23 shall release the Parent Released Parties from their obligations: (i) under this Agreement or the other Transaction Agreements or (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Company Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Group Companies in effect as of the date of this Agreement and consistent with past practice.

Section 7.24 Restricted Stock Units.

(a) Prior to the Closing, the Seller Representative shall deliver to Parent a schedule (the “RSU Allocation Schedule”) setting forth a proposed allocation of restricted stock units (the “Restricted Stock Units”) representing the right to receive up to 3,200,000 shares of Parent Class A Stock (which amount shall be subject to equitable adjustment in the event of any stock split, reverse stock split, stock dividend or other similar event after the date hereof and prior to the date such Restricted Stock Units are issued) to be issued to the officers and employees of the Company and its Subsidiaries designated thereon after the Closing Date.

(b) At the Special Meeting, Parent shall solicit approval from Parent’s stockholders of a management equity plan that permits the issuance of the Restricted Stock Units set forth on the RSU Allocation Schedule and, subject to approval of such management equity plan by Parent’s stockholders in accordance with Applicable Legal Requirements, shall (i) cause the issuance and sale of securities under such management equity plan to be registered with the SEC on a Form S-8 Registration Statement as soon as reasonably practicable following the Closing Date and (ii) upon or as soon as reasonably practicable following the effectiveness of such Form S-8 Registration Statement, issue the number of Restricted Stock Units to each employee and officer designated thereon to the extent that such employee or officer is employed by Parent or its Subsidiaries on the date of issuance. Subject to Section 7.24(c) and the recipient’s continued employment until the vesting date, all such Restricted Stock Units shall vest in a single installment on the first anniversary of the Closing Date.

(c) In the event that on or before the date the Restricted Stock Units vest or are issued, a Change of Control occurs or the Company or its Subsidiary terminates the employment of any person designated on the RSU Allocation Schedule without “Cause” or any such person’s employment is terminated due to death or “Disability” or such person’s resignation for “Good Reason” (in each case as such terms (or terms of similar effect) are defined in such person’s employment agreement or offer letter with the Company or its Subsidiary or, if no such employment agreement or offer letter exists or if such employment agreement or offer letter does not define such term (or a term of similar effect), as determined by the board of directors of Parent in good faith), Parent shall cause (i) if the Change of Control or employment termination, as applicable, occurs following the Closing Date and prior to the date the Restricted Stock Units are issued, such person to be paid, within 30 days following the occurrence of the Change of Control or employment termination, as applicable, a lump-sum cash payment in an amount equal to the number of Restricted Stock Units designated for issuance to such person multiplied by the closing price per share of Parent Class A Stock on the Nasdaq on the last trading date immediately preceding the date the Change of Control or employment termination, as applicable, occurs, less applicable withholdings or (ii) if the Change of Control or employment termination, as applicable, occurs on or after the date the Restricted Stock Units are issued, all Restricted Stock Units issued to such person to become fully vested and non-forfeitable as of immediately prior to the Change of Control or employment termination, as applicable.

ARTICLE VIII.

CONDITIONS TO THE TRANSACTION

Section 8.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) At the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters shall have been duly adopted by the stockholders of Parent in accordance with the DGCL, the Parent Organizational Documents and the Nasdaq rules and regulations.

(b) Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Stock held by them into a pro rata share of the Trust Account in accordance with Parent Organizational Documents.

(c) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and the Parties will have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the Transactions set forth on Schedule 8.1(c) of the Company Disclosure Letter.

(d) No provision of any Applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity.

(e) The shares of Parent Class A Stock to be issued in connection with the Closing shall be approved for listing upon the Closing on Nasdaq subject to the requirement to have a sufficient number of round lot holders.

(f) The Company shall have (i) received and delivered to Parent at or prior to Closing fully executed copies of the Existing Credit Agreement Consents (in form and substance reasonably satisfactory to Parent) and (ii) either (A) repaid at or prior to the Closing an outstanding amount of Indebtedness under the Existing Second Lien Credit Agreement equal to the Deleveraging Amount or (B) delivered to Parent at or prior to Closing evidence that the Company has amended the Existing Term Loan Credit Agreement in accordance with the terms thereof to provide that, at or prior to Closing, the aggregate principal amount thereunder is increased up to an amount equal to the Target Rollover Indebtedness plus the Estimated Company Cash (such amendment, the “Existing Term Loan Upsizing Amendment”), and the proceeds from such increase in the principal amount thereof (the “Existing Term Loan Upsizing”), together with the Deleveraging Amount, shall be used to repay Indebtedness under the Existing Second Lien Credit Agreement.

Section 8.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) The Fundamental Representations of Parent shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of Parent set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(b) Parent, First Merger Sub and Second Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b).

(d) No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(e) The persons listed on Schedule 8.2(e) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Parent, First Merger Sub and Second Merger Sub.

(f) Parent shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by Parent pursuant to Section 1.3(a), duly executed by Parent, First Merger Sub and Second Merger Sub, as applicable.

(g) The Parent Charter shall be amended and restated in the form of the Parent A&R Charter and the Parent Bylaws shall be amended and restated in the form of the Parent A&R Bylaws.

(h) Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.12, available to Parent for payment of the Closing Cash Payment Amount, the Company Transaction Costs and the Parent Transaction Costs at the Closing.

(i) The funds contained in the Trust Account, together with the PIPE Investment Amount, shall equal or exceed the Company’s Required Funds.

Section 8.3 Additional Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub. The obligations of Parent, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) The Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of the Company set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b).

(d) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) The Company or the Stockholder Representative shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by the Company or the Stockholder Representative pursuant to Section 1.3(b), duly executed by the Company or the Stockholder Representative, as applicable.

(f) The funds contained in the Trust Account, together with the PIPE Investment Amount, shall equal or exceed Parent’s Required Funds.

(g) The operations of ISR will have been terminated (through a sale or otherwise) and, if necessary, the Company shall have delivered to Parent the Post-Closing ISR Disposition Plan; provided that, for the avoidance of doubt, the liquidation of assets and/or the settlement of liabilities and obligations of ISR in accordance with the Post-Closing ISR Disposition Plan, shall not constitute “operations” for the purpose of this Section 8.3(g).

ARTICLE IX.

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Stockholder Representative at any time;

(b) by either Parent or the Stockholder Representative if the Transactions shall not have been consummated by June 1, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Stockholder Representative if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d) by the Stockholder Representative, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, First Merger Sub or Second Merger Sub, or if any representation or warranty of Parent, First Merger Sub or Second Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent, First Merger Sub or Second Merger Sub is curable by Parent, First Merger Sub or Second Merger Sub prior to the Closing, then the Stockholder Representative must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Stockholder Representative to Parent of such breach; and (ii) the Outside Date; provided, further, that each of Parent, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Stockholder Representative may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent, First Merger Sub or Second Merger Sub is cured during such 30-day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or the Stockholder Representative or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company or the Stockholder Representative prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from Parent to the Stockholder Representative of such breach; and (ii) the Outside Date; provided, further, that the Company or the Stockholder Representative, as applicable, continue to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30-day period);

(f) by either Parent or the Stockholder Representative, if, at the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters are not duly adopted by the stockholders of Parent by the requisite vote under the DGCL and the Parent Organizational Documents;

(g) by the Stockholder Representative, if the Parent Stockholder Redemption results in the condition set forth in Section 8.2(i) becoming incapable of being satisfied at the Closing;

(h) by Parent, if the Parent Stockholder Redemption results in the condition set forth in Section 8.3(f) becoming incapable of being satisfied at the Closing; or

(i) by Parent, if the Company Stockholder Approval shall not have been obtained within 24 hours following the execution and delivery of this Agreement.

Section 9.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.4, Section 7.7, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement.

ARTICLE X.

NO SURVIVAL

Section 10.1 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in Article IV or Article V, as applicable.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.1 Stockholder Representative.

(a) The Stockholder Representative shall act as the representative of the Company Stockholders in respect of all matters arising under this Agreement or the Transaction Agreements, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Company Stockholder or the Stockholder Representative, including to enforce any rights granted to any Company Stockholder hereunder, in each case as the

Stockholder Representative believes is necessary or appropriate under this Agreement and the Transaction Agreements, for and on behalf of the Company Stockholders. The Company Stockholders shall be bound by all such actions taken by the Stockholder Representative and no Company Stockholder shall be permitted to take any such actions. The Stockholder Representative is serving as the Stockholder Representative solely for purposes of administrative convenience, and is not personally liable (except in its capacity as a Company Stockholder hereunder) for any of the obligations of the Company, any of its Subsidiaries or any of Company Stockholders hereunder, and Parent (on behalf of itself and its Affiliates) agrees that it will not look to the Stockholder Representative or the underlying assets of the Stockholder Representative for the satisfaction of any obligations of the Company, any of its Subsidiaries or any of the Company Stockholders. The Stockholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Stockholder Representative of the Stockholder Representative’s duties or the exercise by the Stockholder Representative of the Stockholder Representative’s rights and remedies under this Agreement or any Transaction Agreement, except in the case of its bad faith or willful misconduct. No bond shall be required of the Stockholder Representative. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Stockholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Transaction Agreement. Without limiting the generality of the foregoing, the Stockholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Transaction Agreements, and to consent to any amendment hereof or thereof on behalf of all Company Stockholders and their respective successors. Parent shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Stockholder Representative relating to this Agreement or any Transaction Agreement.

(b) The Company Stockholders will indemnify and hold harmless the Stockholder Representative from and against any and all Losses arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Transaction Agreement, in each case as such Loss is suffered or incurred; provided, that in the event that any such Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Stockholders the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct. The Stockholder Representative shall be entitled to reimbursement by the Company Stockholders from funds paid to it under Section 2.14, released from the Adjustment Escrow Account for the benefit of the Company Stockholders and/or otherwise received by it in its capacity as the Stockholder Representative pursuant to or in connection with this Agreement (including for the benefit of the Company Stockholders), for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Stockholder Representative in such capacity. In the event that the Stockholder Representative determines, in its sole and absolute discretion, that the funds paid to the Stockholder Representative pursuant to Section 2.14 or otherwise exceed the Stockholder Representative Expenses, the Stockholder Representative shall pay such excess amount to the Company Stockholders (pro rata in accordance with the number of shares of Company Common Stock held by each of them immediately prior to the Effective Time)

as an addition to the Final Merger Consideration; provided, however, that notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, in no event shall such excess amount become payable to Parent or the Surviving Entity. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. The Company Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c) The Stockholder Representative may resign at any time by giving 30 days’ notice to Parent and the Company Stockholders; provided, however, in the event of the resignation or removal of the Stockholder Representative, a new Stockholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of the Company Stockholders who held of a majority of the Company Common Stock of the Company immediately prior to the Effective Time.

Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of transmission; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, First Merger Sub or Second Merger Sub, to:

Gores Holdings III, Inc.

9800 Wilshire Blvd.

Beverly Hills, CA 90212

Attention: Mark Stone

E-mail: mstone@gores.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Kyle C. Krpata

James R. Griffin

Email: kyle.krpata@weil.com / james.griffin@weil.com

if to the Company, prior to the Closing, to:

Shay Holding Corporation

1 Greenwich Office Park

North Building, Floor 2

Greenwich, CT 06831

Attention: Louis Samson

Email: LSamson@platinumequity.com

and

PAE Holding Corporation

c/o Platinum Equity, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Attention: Kris Agarwal

Email: KAgarwal@platinumequity.com

with a copy (which shall not constitute notice) to:

PAE Holding Corporation

7799 Leesburg Pike, Suite 300 North

Falls Church, VA 22043

Attention: Paul W. Cobb, Jr.

E-mail: Whit.Cobb@pae.com

and

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention: David S. Dantzic

Email: David.Dantzic@lw.com

and to the Stockholder Representative.

if to the Stockholder Representative, to:

Platinum Equity Advisors, LLC

c/o Platinum Equity, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Attention: Kris Agarwal

Email: KAgarwal@platinumequity.com

and

Platinum Equity Advisors, LLC

1 Greenwich Office Park

North Building, Floor 2

Greenwich, CT 06831

Attention: Louis Samson

Email: LSamson@platinumequity.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention: David S. Dantzic

Email: David.Dantzic@lw.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 11.3 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Pinnacle” online datasite hosted by Merrill at least two Business Days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

Section 11.4 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.5 Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.13 and Section 11.15 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 11.6 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 11.7 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Stockholder Representative shall be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

Section 11.8 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 11.9 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Except as provided in Sections 2.11(d) and 7.15, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2. Notwithstanding the foregoing in this Section 11.9, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND

THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 11.10 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 11.11 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 11.12 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.13 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 11.14 Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself, First Merger Sub and Second Merger Sub), on the one hand, and the Stockholder Representative (on behalf of itself, the Company and the Company Stockholders) may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 11.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 11.15 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.15. This Section 11.15 shall be binding on all successors and assigns of Parties.

Section 11.16 Legal Representation. Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Latham & Watkins LLP (or any successor) may represent the Company Stockholders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Platinum Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Group Companies or other Waiving Parties, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not Latham & Watkins LLP provides legal services to any Group Companies after the Closing Date. Each of Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Group Company or any member of the Platinum Group and its counsel, including Latham & Watkins LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Platinum Group (the “Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

Section 11.17 Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this

Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Legal Requirement, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Parent, First Merger Sub and Second Merger Sub or the Company, as applicable. In addition, under no circumstances shall the disclosure of any matter in this Company Disclosure Letter or Parent Disclosure Letter, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Material Adverse Effect. Neither the Company nor Parent shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, which otherwise is not required to be disclosed by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

GORES HOLDINGS III, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EAP MERGER SUB, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer and President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EAP MERGER SUB II, LLC

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer and President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SHAY HOLDING CORPORATION

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President and Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

PLATINUM EQUITY ADVISORS, LLC

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Executive Vice President, Chief Financial Officer, and Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SCHEDULE A

DEFINED TERMS

Section 1.1. Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“A&R Registration Rights Agreement”	Recitals

“Acceleration Event”	Section 3.2

“Additional Parent SEC Reports”	Section 5.7(a)

“Additional Share Amount”	Schedule A, Section 1.2

“Adjustment Escrow Account”	Section 2.10

“Adjustment Escrow Amount”	Section 2.10

“Adjustment Escrow Funds”	Schedule A, Section 1.2

“Adjustment Notice of Objection”	Section 2.11(c)

“Adjustment Review Period”	Section 2.11(c)

“Adjustment Statement”	Section 2.11(b)

“Affiliate”	Schedule A, Section 1.2

“Agreement”	Preamble

“Antitrust Laws”	Schedule A, Section 1.2

“Applicable Legal Requirements”	Recitals

“Approvals”	Section 4.6

“Audited Financial Statements”	Section 4.8(a)

“Base Value”	Schedule A, Section 1.2

“Business Day”	Schedule A, Section 1.2

“Cash and Cash Equivalents”	Schedule A, Section 1.2

“Certificate”	Section 2.7(a)

“Certificates of Merger”	Section 1.4(d)

“Certifications”	Section 5.7(a)

“Change in Recommendation”	Section 7.1(b)

“Change of Control”	Schedule A, Section 1.2

“Charter Documents”	Section 4.1

“Class A Common Stock”	Schedule A, Section 1.2

“Class B Common Stock”	Schedule A, Section 1.2

“Closing”	Section 1.1

“Closing Cash Payment Amount”	Schedule A, Section 1.2

“Closing Consideration”	Section 2.9(a)

“Closing Date”	Section 1.1

“Closing Form 8-K”	Section 7.3(c)

“Closing Number of Securities”	Schedule A, Section 1.2

“Closing Press Release”	Section 7.3(c)

“Closing Rollover Indebtedness Amount”	Schedule A, Section 1.2

“Closing Securities Payment Amount”	Schedule A, Section 1.2

“Closing Working Capital”	Schedule A, Section 1.2

“Code”	Schedule A, Section 1.2

“Common Share Price”	Schedule A, Section 1.2

“Communications Plan”	Section 7.4(b)

“Company”	Preamble

“Company Benefit Plan”	Section 4.12(a)

“Company Business Combination”	Section 7.11

“Company Cash”	Schedule A, Section 1.2

“Company Common Stock”	Schedule A, Section 1.2

“Company Disclosure Letter”	Article IV, Preamble

“Company Material Adverse Effect”	Schedule A, Section 1.2

“Company Material Contract”	Section 4.20(a)

“Company Minority Owned JVs”	Section 4.2(c)

“Company Real Property Leases”	Section 4.14(b)

“Company Stockholder”	Schedule A, Section 1.2

“Company Stockholder Approval”	Recitals

“Company Stockholder Released Parties”	Section 7.23(a)

“Company Subsidiaries”	Section 4.2(a)

“Company Transaction Costs”	Schedule A, Section 1.2

“Company Transaction Costs Adjustment Amount”	Schedule A, Section 1.2

“Company’s Required Funds”	Schedule A, Section 1.2

“Confidentiality Agreement”	Schedule A, Section 1.2

“Continental”	Section 5.14(a)

“Contract”	Schedule A, Section 1.2

“Current Assets”	Schedule A, Section 1.2

“Current Employee Participation Plan Release”	Recitals

“Current Government Contract”	Schedule A, Section 1.2

“Current Liabilities”	Schedule A, Section 1.2

“D&O Indemnified Party”	Section 7.13(a)

“D&O Tail”	Section 7.13(b)

“DCSA”	Section 7.21

“Deleveraging Amount”	Schedule A, Section 1.2

“DGCL”	Recitals

“DLLCA”	Recitals

“Earn Out Period”	Schedule A, Section 1.2

“Earn Out Shares”	Section 3.1(a)

“Effective Time”	Section 2.1

“Environmental Law”	Schedule A, Section 1.2

“ERISA”	Schedule A, Section 1.2

“ERISA Affiliate”	Schedule A, Section 1.2

“Escrow Agent”	Schedule A, Section 1.2

“Escrow Agreement”	Section 2.10

“Estimated Adjustment Statement”	Section 2.11(a)

“Estimated Closing Working Capital”	Section 2.11(a)

“Estimated Closing Working Capital Adjustment Amount”	Schedule A, Section 1.2

“Estimated Company Cash”	Section 2.11(a)

“Estimated Company Transaction Costs Adjustment Amount”	Section 2.11(a)

“Estimated Merger Consideration”	Schedule A, Section 1.2

“Estimated Rollover Indebtedness Amount”	Section 2.11(a)

“Estimated Tax Overpayment/Underpayment Amount”	Section 2.11(a)

“Exchange Act”	Schedule A, Section 1.2

“Exchange Agent”	Section 2.9(b)

“Exchange Fund”	Section 2.9(c)

“Excluded Share”	Section 2.7(d)

“Existing ABL Credit Agreement”	Schedule A, Section 1.2

“Existing Credit Agreements”	Schedule A, Section 1.2

“Existing Credit Agreement Consents”	Schedule A, Section 1.2

“Existing Second Lien Credit Agreement”	Schedule A, Section 1.2

“Existing Term Loan Credit Agreement”	Schedule A, Section 1.2

“Existing Term Loan Credit Agreement Indebtedness”	Schedule A, Section 1.2

“Existing Term Loan Upsizing”	Section 8.1(f)

“Existing Term Loan Upsizing Amendment”	Section 8.1(f)

“Final Adjustment Settlement Date”	Section 2.11(f)

“Final Closing Working Capital”	Section 2.11(e)

“Final Closing Working Capital Adjustment Amount”	Schedule A, Section 1.2

“Final Company Cash”	Section 2.11(e)

“Final Company Transaction Costs Adjustment Amount”	Section 2.11(e)

“Final Merger Consideration”	Schedule A, Section 1.2

“Final Rollover Indebtedness Amount”	Section 2.11(e)

“Financial Statements”	Section 4.8(a)

“First Certificate of Merger”	Section 1.4(d)

“First Merger”	Recitals

“First Merger Sub”	Preamble

“First Merger Sub Common Stock”	Section 5.3(b)

“Fully Diluted Company Shares”	Schedule A, Section 1.2

“Fundamental Representations”	Schedule A, Section 1.2

“GAAP”	Schedule A, Section 1.2

“German Competition Law”	Section 7.2

“Governmental Entity”	Schedule A, Section 1.2

“Group Companies”	Schedule A, Section 1.2

“Group Companies’ Privacy Notices”	Section 4.19(a)

“Hazardous Material”	Schedule A, Section 1.2

“HSR Act”	Section 4.5(b)

“Indebtedness”	Schedule A, Section 1.2

“Independent Expert”	Section 2.11(d)

“Initial Allotment”	Section 7.16(d)

“Insider”	Section 4.22

“Insurance Policies”	Section 4.21

“Intellectual Property”	Schedule A, Section 1.2

“Interim Financial Statements”	Section 4.8(a)

“Investor Representation Letter”	Recitals

“Investor Rights Agreement”	Recitals

“ISR”	Section 7.22(a)

“ISR Indemnification Period”	Section 7.22(c)

“ISR Indemnity Cap”	Section 7.22(c)

“ISR Losses”	Section 7.22(c)

“ISR Operating Agreement”	Section 7.22(b)(iii)

“ITAR”	Section 7.21

“ITAR Notice”	Section 7.21

“Knowledge”	Schedule A, Section 1.2

“Leased Real Property”	Section 4.14(b)

“Legal Proceeding”	Schedule A, Section 1.2

“Legal Requirements”	Schedule A, Section 1.2

“Lien”	Schedule A, Section 1.2

“Losses”	Schedule A, Section 1.2

“Lower Band Amount”	Schedule A, Section 1.2

“Material Current Government Contract”	Section 4.7(a)

“Mergers”	Recitals

“Nasdaq”	Section 5.12

“NISPOM Notice”	Section 7.21

“OFAC”	Schedule A, Section 1.2

“Order”	Schedule A, Section 1.2

“Outside Date”	Section 9.1(b)

“Owned Real Property”	Section 4.14(a)

“PAE AT”	Section 7.22(b)(iii)

“Parent”	Preamble

“Parent A&R Bylaws”	Recitals

“Parent A&R Charter”	Recitals

“Parent Business Combination”	Section 7.11(b)

“Parent Cash”	Schedule A, Section 1.2

“Parent Class A Stock”	Section 5.3(a)

“Parent Class F Stock”	Section 5.3(a)

“Parent Disclosure Letter”	Article V

“Parent Financing Certificate”	Section 1.2

“Parent Material Contracts”	Section 5.11

“Parent Material Adverse Effect”	Schedule A, Section 1.2

“Parent Organizational Documents”	Schedule A, Section 1.2

“Parent Preferred Stock”	Section 5.3(a)

“Parent Recommendation”	Recitals

“Parent Released Parties”	Section 7.23(b)

“Parent SEC Reports”	Section 5.7(a)

“Parent Shares”	Section 5.3(a)

“Parent Stockholder Matters”	Section 7.1(a)(i)

“Parent Stockholder Redemption”	Section 7.1(a)(i)

“Parent Transaction Costs”	Schedule A, Section 1.2

“Parent Units”	Schedule A, Section 1.2

“Parent Warrants”	Section 5.3(a)

“Parent’s Required Funds”	Schedule A, Section 1.2

“Participation Plan”	Recitals

“Participation Plan Costs”	Schedule A, Section 1.2

“Participation Plan Releases”	Recitals

“Parties”	Preamble

“Performance Unit”	Section 4.3(b)

“Permitted Lien”	Schedule A, Section 1.2

“Person”	Schedule A, Section 1.2

“PIPE Investment”	Recitals

“PIPE Investment Amount”	Section 5.13

“PIPE Investors”	Section 5.13

“Platinum Group”	Section 11.16

“Post-Closing ISR Disposition”	Section 7.22(a)

“Post-Closing ISR Disposition Period”	Section 7.22(a)

“Post-Closing ISR Disposition Plan”	Section 7.22(a)

“Post-Closing Tax Period”	Schedule A, Section 1.2

“Post-Closing TTDs”	Section 7.15(a)

“Pre-Closing Tax Period”	Schedule A, Section 1.2

“Private Placement Warrants”	Section 5.3(a)

“Privileged Communications”	Section 11.16

“Pro Rata Share”	Schedule A, Section 1.2

“Proxy Clearance Date”	Section 7.1(a)(i)

“Proxy Statement”	Section 7.1(a)(i)

“Public Warrants”	Section 5.3(a)

“Related Parties”	Schedule A, Section 1.2

“Remedies Exception”	Section 4.4

“Representatives”	Section 7.11(a)

“Restricted Cash”	Schedule A, Section 1.2

“Restricted Stock Units”	Section 7.24(a)

“Retention Award Summary”	Section 4.12(b)

“Rollover Indebtedness”	Schedule A, Section 1.2

“RSU Allocation Schedule”	Section 7.24(a)

“SEC”	Schedule A, Section 1.2

“Second Certificate of Merger”	Section 1.4(d)

“Second Effective Time”	Section 2.1

“Second Merger”	Recitals

“Second Merger Sub”	Preamble

“Securities Act”	Schedule A, Section 1.2

“Seller Retained Claims”	Schedule A, Section 1.2

“Seller Retained Claims Accrual Amount”	Schedule A, Section 1.2

“Special Meeting”	Section 7.1(b)

“Specified Business Conduct Laws”	Schedule A, Section 1.2

“Sponsor”	Schedule A, Section 1.2

“Stockholder Consent and Joinder”	Recitals

“Stockholder Representative”	Preamble

“Stockholder Representative Expenses”	Section 2.14

“Straddle Period”	Schedule A, Section 1.2

“Subscription Agreements”	Section 5.13

“Subsidiary”	Schedule A, Section 1.2

“Surrender Documentation”	Section 2.9(d)

“Surviving Corporation”	Recitals

“Surviving Entity”	Recitals

“Target Rollover Indebtedness”	Schedule A, Section 1.2

“Target Working Capital”	Schedule A, Section 1.2

“Tax Overpayment/Underpayment Amount”	Schedule A, Section 1.2

“Tax Return”	Schedule A, Section 1.2

“Tax/Taxes”	Schedule A, Section 1.2

“Terminated Employee Participation Plan Release”	Recitals

“Total Consideration”	Section 2.6(a)

“Transaction Agreements”	Schedule A, Section 1.2

“Transaction Tax Benefits”	Section 7.15(a)

“Transaction Tax Deductions”	Schedule A, Section 1.2

“Transactions”	Schedule A, Section 1.2

“Treasury Regulations”	Schedule A, Section 1.2

“Triggering Event I”	Schedule A, Section 1.2

“Triggering Event II”	Schedule A, Section 1.2

“Triggering Event III”	Schedule A, Section 1.2

“Triggering Event IV”	Schedule A, Section 1.2

“Triggering Events”	Schedule A, Section 1.2

“Trust Agreement”	Section 5.14(a)

“Trust Account”	Section 5.14(a)

“Trust Termination Letter”	Section 7.5

“Upper Band Amount”	Schedule A, Section 1.2

“Waiving Parties”	Section 11.16

“Waived 280G Benefits”	Section 7.14

“WARN”	Section 4.13(d)

“Within the Band Amount”	Schedule A, Section 1.2

Section 1.2. Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Additional Share Amount” shall mean an aggregate number of 1,086,956 shares of Parent Class A Stock.

“Adjustment Escrow Funds” shall mean, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest actually earned.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” shall mean the HSR Act, the German Competition Law, and any federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Base Value” shall mean an amount equal to $1,426,800,000.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt: (a) Cash and Cash Equivalents shall be determined in accordance with GAAP using the accounting principles, methodologies and policies of the Group Companies consistent with past practice; and (b) the amount of Cash and Cash Equivalents as of any given time shall be: (i) decreased by: (A) any Restricted Cash; (B) the minority share (as determined based upon common equity ownership or the distribution waterfall contained in the organizational documents of any Person other than the Company or its Subsidiaries as of the Closing Date) of any Cash and Cash Equivalents in joint ventures that are majority owned by the Company; and (C)any checks, drafts and wires issued as of such time that have not yet cleared; and (ii) increased by (A) the Company’s share (as determined based upon common equity ownership of the Company or its Subsidiaries as of the Closing Date) of any Cash and Cash Equivalents in Company Minority Owned JVs; and (B) any deposits in transit as of such time that have not yet cleared.

“Change of Control” shall mean any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent.

“Class A Common Stock” shall mean the shares of Class A Voting Common Stock, par value $0.01 per share, of the Company.

“Class B Common Stock” shall mean the shares of Class B Non-Voting Common Stock, par value $0.01 per share, of the Company.

“Closing Cash Payment Amount” shall mean an amount equal to: (a) Parent Cash as of the Closing (after giving effect to any payments to be made in connection with the Parent Stockholder Redemption); minus (b) the Parent Transaction Costs, to the extent not paid prior to the Closing; minus (c) the Deleveraging Amount; minus (d) the Estimated Company Transaction Costs Adjustment Amount; minus (e) the Participation Plan Costs.

“Closing Number of Securities” shall mean the shares of Parent Class A Stock issued to the Company Stockholders as part of the Final Merger Consideration, which shall be a number of shares of Parent Class A stock equal to: (a) an amount equal to the quotient of the Closing Securities Payment Amount divided by $10; plus (b) the Additional Share Amount; minus (c) the number of Restricted Stock Units set forth on the RSU Allocation Schedule to be issued following the Closing in accordance with Section 7.24(b).

“Closing Rollover Indebtedness Amount” shall mean, as of 12:01 a.m., Eastern Time, on the Closing Date, the aggregate amount of the Rollover Indebtedness.

“Closing Securities Payment Amount” shall mean an amount equal to: (a) the Estimated Merger Consideration; minus (b) the Closing Cash Payment Amount.

“Closing Working Capital” shall mean, as of 12:01 a.m., Eastern Time, on the Closing Date: (a) the aggregate amount of Current Assets; less (b) the aggregate amount of Current Liabilities, in each case, as calculated in accordance with GAAP using the accounting principles, methodologies and policies of the Group Companies consistent with past practice and as further adjusted for the exclusions detailed in the definitions of Current Assets and Current Liabilities. Solely for illustrative purposes, an example of the calculation of Closing Working Capital, as if the Closing Date were June 30, 2019, is attached as Schedule B hereto using the applicable provisions of this Agreement and based upon the balance sheet of the Company as of such date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Share Price” shall mean the share price equal to the volume weighted average closing sale price of one share of Parent Class A Stock as reported on Nasdaq (or the exchange on which the shares of Parent Class A Stock are then listed) for a period of at least 10 days out of 20 consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend (which adjustment shall be subject to the reasonable mutual agreement of Parent and the Stockholder Representative), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock).

“Company Cash” shall mean, as of 12:01 a.m., Eastern Time, on the Closing Date, an amount equal to all Cash and Cash Equivalents of the Group Companies.

“Company Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

“Company IP Contract” means any Contract to which any Group Company is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest that (a) contains any assignment or license of, or any covenant not to assert or enforce, any material Intellectual Property or (b) pursuant to which any material Intellectual Property is or was developed by, with or for any Group Company (in each case excluding (i) non-exclusive licenses to “off the shelf” third party computer software that is licensed on generally available, standard commercial terms and (ii) licenses for open source software).

“Company IT Systems” shall mean all computer systems, software, firmware, hardware, networks, interfaces, platforms, related systems, databases, websites and equipment owned or licensed by any Group Company to process, store, maintain, backup or operate data, information and functions that are used in connection with the business of the Group Companies, but excluding, for the avoidance of doubt, any computer systems, software, firmware, hardware, networks, interfaces, platforms, related systems, databases, websites and equipment owned or licensed by customers of any Group Company.

“Company Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if a change or effect related to clauses (iv) through (vii) disproportionately adversely affects the Group Companies, taken as a whole, compared to other Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Stockholder” shall mean a holder of a share of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Transaction Costs” shall mean all fees, costs and expenses of the Group Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including: (a) all bonuses, change in control payments, retention or similar payments payable as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date, and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date in connection with or anticipation of the consummation of the Transactions whether payable before (to the extent unpaid), on or following the Closing Date and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the consummation of the Transactions; (d) all costs, fees and expenses related to the D&O Tail; and (e) the Stockholder Representative Expenses, but excluding (i) any and all costs, fees and expenses incurred in connection with the preparation and filing of the Proxy Statement (and any registration statement filed with the SEC in connection therewith) and the review and/or approval thereof by the SEC, (ii) any and all costs, fees and expenses incurred in connection with the listing on Nasdaq of the shares of Parent Class A Stock issued in connection with the Transactions, (iii) any transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other similar Taxes and fees (including any penalties or interest) payable in connection with the Transactions, (iv) the Participation Plan Costs, (v) any and all costs, fees and expenses incurred in connection with obtaining the Existing Credit Agreement Consents (including, without limitation, any consent fees or other similar amounts payable to the lenders in connection therewith), (vi) any and all costs, fees and expenses arising from the issuance or vesting of the Restricted Stock Units, or the payment of any amount in accordance with Section 7.24, and (vii) any other amounts payable by Parent hereunder.

“Company Transaction Costs Adjustment Amount” shall mean (a) the amount of all Company Transaction Costs other than Company Transaction Costs paid by the Company prior to the Closing Date minus (b) $5,000,000.

“Company’s Required Funds” shall mean an amount equal to $580,000,000.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated April 18, 2019, by and between Gores Holdings III, Inc. and PAE Holding Corporation, as amended and joined from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Current Assets” shall mean the current assets of the Group Companies as determined in accordance with GAAP using the accounting principles, methodologies and policies of the Group Companies consistent with past practice and as further adjusted for the exclusions detailed below. For the avoidance of doubt, Current Assets shall exclude all cash and restricted cash (as determined in accordance with GAAP and not the definitions of Cash and Cash Equivalents and Restricted Cash as set forth in this Agreement), current income Tax assets, deferred Tax assets, any Seller Retained Claims, fair value adjustments to lease assets, any assets owned by ISR and any lease assets from adoption of ASC 842 lease accounting.

“Current Government Contract” means any Government Contract the period of performance of which has not yet expired or been terminated.

“Current Liabilities” shall mean the current liabilities of the Group Companies, including the Seller Retained Claims Accrual Amount, as determined in accordance with GAAP using the accounting principles, methodologies and policies of the Group Companies consistent with past practice and as further adjusted for the exclusions detailed below. For the avoidance of doubt, Current Liabilities shall exclude any Rollover Indebtedness, any Company Transaction Costs and any liabilities or obligations expressly excluded from the Company Transaction Costs pursuant to clauses (i) through (vi) of the definition thereof, any Participation Plan Costs, any liabilities related to any Restricted Cash, the impact of any outstanding checks, drafts and wires, which will reduce Cash and Cash Equivalents and not be reclassified to accounts payable as could be required under GAAP, current income Tax liabilities and deferred Tax liabilities, fair value adjustments to lease liabilities and any lease liabilities from adoption of ASC 842 lease accounting.

“Deleveraging Amount” shall mean: (a) the Estimated Rollover Indebtedness Amount; minus (b) the Target Rollover Indebtedness; minus (c) the Estimated Company Cash.

“Earn Out Period” shall mean the time period between the Closing Date and the five-year anniversary of the Closing Date.

“Environmental Law” shall mean any and all applicable Legal Requirements relating to pollution, Hazardous Materials, or the protection of the environment, natural resources, or human health and safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

“Escrow Agent” shall mean Deutsche Bank Trust Company Americas, or such other escrow agent as is mutually agreed upon by Parent and the Company.

“Estimated Closing Working Capital Adjustment Amount” shall mean if: (a) Estimated Closing Working Capital is Within the Band Amount, $0; (b) Estimated Closing Working Capital is less than the Lower Band Amount, the amount (which shall be negative) equal to: (i) Estimated Closing Working Capital; minus (ii) the Lower Band Amount; and (c) Estimated Closing Working Capital is greater than the Upper Band Amount, the amount (which shall be positive) equal to: (i) Estimated Closing Working Capital; minus (ii) the Upper Band Amount.

“Estimated Merger Consideration” shall mean an amount equal to: (a) the Base Value; plus (b) the Estimated Closing Working Capital Adjustment Amount; plus (c) the Estimated Company Cash; plus (d) the Estimated Tax Overpayment/Underpayment Amount; minus (e) the Estimated Rollover Indebtedness Amount; minus (f) the Estimated Company Transaction Costs Adjustment Amount; minus (g) the Participation Plan Costs.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing ABL Credit Agreement” means that certain Revolving Credit Agreement, dated as of October 20, 2016 (as amended, amended and restated, supplemented or otherwise modified on or prior to the date hereof), by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, certain other borrowers from time to time party thereto, certain financial institutions from time to time party thereto and Bank of America, N.A., as the administrative agent and the collateral agent.

“Existing Credit Agreement Consents” shall mean effective consents, waivers or amendments under and in accordance with the terms of the Existing Credit Agreements, which consents, waivers or amendments shall be in form and substance reasonably satisfactory to each of Parent and the Company and shall expressly permit the Transactions.

“Existing Credit Agreements” shall mean the (i) Existing Term Loan Credit Agreement, (ii) the Existing Second Lien Credit Agreement and (iii) the Existing ABL Credit Agreement.

“Existing Second Lien Credit Agreement” means that certain Second Lien Term Loan Credit Agreement, dated as of October 20, 2016 (as amended, restated, supplemented or otherwise modified from time to time on or prior to the date hereof) by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, certain financial institutions from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

“Existing Term Loan Credit Agreement” means that certain First Lien Term Loan Credit Agreement, dated as of October 20, 2016 (as amended, amended and restated, supplemented or otherwise modified on or prior to the date hereof), by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, certain other borrowers from time to time party thereto, certain financial institutions from time to time party thereto and Bank of America, N.A., as the administrative agent and the collateral agent.

“Final Closing Working Capital Adjustment Amount” shall mean if: (a) Final Closing Working Capital is Within the Band Amount, $0; (b) Final Closing Working Capital is less than the Lower Band Amount, the amount (which shall be negative) equal to: (i) Final Closing Working Capital; minus (ii) the Lower Band Amount; and (c) Final Closing Working Capital is greater than the Upper Band Amount, the amount (which shall be positive) equal to: (i) Final Closing Working Capital; minus (ii) the Upper Band Amount.

“Final Merger Consideration” shall mean an amount equal to: (a) the Base Value; plus (b) the Final Closing Working Capital Adjustment Amount; plus (c) the Final Company Cash; plus (d) the Final Tax Overpayment/Underpayment Amount; minus (e) the Final Rollover Indebtedness Amount; minus (f) the Final Company Transaction Costs Adjustment Amount; minus (g) the Participation Plan Costs.

“Fully Diluted Company Shares” shall mean the total number of issued and outstanding shares of Company Common Stock, but excluding any Excluded Shares.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 4.1 (Organization and Qualification); Section 4.3 (Capitalization); Section 4.4 (Due Authorization); and Section 4.17 (Brokers; Third Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Parent Subsidiaries); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); and Section 5.10 (Business Activities).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, including all amendments, modifications and options thereunder or relating thereto between the Company or a Company Subsidiary, on the one hand, and: (a) any Governmental Entity; (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor; or (c) any subcontractor at any tier performing work that is directly charged to any contract of a type described in clauses (a) or (b) above, on the other hand. A task or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Hazardous Material” means any substance, material or waste that is listed, classified, defined, characterized or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material” or words of similar meaning or effect, including any radioactive materials.

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Indemnity Escrowed Funds” has the meaning set forth on Schedule 7.16(a) of the Company Disclosure Letter.

“Intellectual Property” shall mean all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all trademarks, business marks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, computer software (including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media accounts; (e) trade secrets, know-how, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; and (g) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.2 of the Company Disclosure Letter; and (b) with respect to Parent, First Merger Sub or Second Merger Sub, the individuals listed on Schedule 1.2 of the Parent Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies.

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“Lower Band Amount” shall mean an amount equal to $105,000,000.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Owned Intellectual Property” means all Intellectual Property which any of the Group Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right in any field or territory.

“Parent Cash” shall mean, as of the date of determination: (a) all amounts in the Trust Account; plus (b) all other Cash and Cash Equivalents of Parent; plus (c) the PIPE Investment Amount.

“Parent Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of Parent, First Merger Sub and Second Merger Sub, taken as a whole; or (b) is reasonably likely to prevent or delay the ability of Parent, First Merger Sub or Second Merger Sub to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred pursuant to clause (a): (i) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Parent Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation of Parent, dated as of September 6, 2018 (the “Parent Charter”) and the Bylaws of Parent (the “Parent Bylaws”) any other similar organization documents of Parent, as each may be amended, modified or supplemented.

“Parent Transaction Costs” shall mean: (a) all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing; and (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders; provided that Parent Transaction Costs may not exceed $30,000,000.

“Parent’s Required Funds” shall mean an amount equal to $530,000,000.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Stock and one-third of one Public Warrant.

“Participation Plan Costs” shall mean all payments to be made pursuant to the terms of the Participation Plan Releases.

“Permitted Lien” shall mean: (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies; (f) in the case of Intellectual Property, third party non-exclusive license agreements entered into in the ordinary course; (g) Liens incurred in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of the assets of the Group Companies, taken as a whole.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by Applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date (or the portion of any Straddle Period beginning after the Closing Date)

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date (or the portion of any Straddle Period ending on the Closing Date).

“Privacy Laws” shall mean any and all Applicable Legal Requirements, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation (GDPR), Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Pro Rata Share” shall mean for each Company Stockholder, a percentage determined by dividing the total number of shares of Company Common Stock held by a Company Stockholder as of the Effective Time (but excluding the Excluded Shares) by the Fully Diluted Company Shares.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Restricted Cash” shall mean restricted cash as determined in accordance with GAAP.

“Rollover Indebtedness” shall mean, as of the applicable date of determination, all of the outstanding Indebtedness of the Group Companies under the Existing Credit Agreements; provided, that for purposes of determining the Rollover Indebtedness, no contingent reimbursement obligations with respect to any letters of credit or similar credit support of an Group Company shall be considered Indebtedness of the Group Companies.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Business Conduct Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act, and other Applicable Legal Requirements relating to bribery or corruption; (b) all Legal Requirements imposing trade sanctions on any Person, including, all Legal Requirements administered by OFAC, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo laws; (c) all Legal Requirements relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other Applicable Legal Requirements relating to money laundering.

“Seller Retained Claims” shall mean the claims set forth on Schedule 7.16(a) of the Company Disclosure Letter.

“Seller Retained Claims Accrual Amount” shall mean an amount equal to $50,000; provided that such amount does not include any fees or expenses to be reimbursed by the Stockholder Representative pursuant to Section 7.16(e).

“Sponsor” shall mean Gores Sponsor III LLC, a Delaware limited liability company.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Target Rollover Indebtedness” shall mean an amount equal to $572,100,000.

“Target Working Capital” shall mean an amount equal to $108,750,000.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Overpayment/Underpayment Amount” shall mean, with respect to the Company and its Subsidiaries, the difference (which can be a positive or negative number) between: (a) an amount equal to the federal, state, local, and foreign income Tax refunds to the extent not yet received by the Group Companies in cash (determined using income tax principles and not GAAP) with respect to the taxable year (or portion thereof) ending on the Closing Date, and the taxable year of each Group Company immediately preceding the taxable year (or portion thereof) ending on the Closing Date, resulting from an overpayment of Taxes with respect to such year (or portion thereof) (whether such overpayments results from payment of estimated Taxes, application of an overpayment with respect to a prior year to such year or otherwise); and (b) the accrued but unpaid federal, state, local and foreign income Taxes (determined using income tax principles and not GAAP) of the Group Companies with respect to the taxable year (or portion thereof) ending on the Closing Date, and the taxable year of each Group Company immediately preceding the taxable year (or portion thereof) ending on the Closing Date; provided: (i) that the amounts described in clause (a) and (b) shall, notwithstanding anything to the contrary in this Agreement, be calculated in accordance with Section 7.15(c) of this Agreement and be determined based on the historic tax filing positions and consistent with past practice of the Group Companies; and (ii) for the avoidance of doubt, no refunds included under clause (a) shall be treated as reducing any amounts in clause (b) for purposes of calculating clause (b), even if such refunds are so applied.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent A&R Charter, the Investor Representation Letter, the Investor Rights Agreement, the Escrow Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Tax Deductions” shall mean the Tax deductions attributable to: (a) the aggregate expenses resulting from the payment of any bonuses, any payments for any restricted stock, non-qualified options or stock appreciation rights, or any other compensatory payments management, advisory, consulting, accounting or legal fees and any other costs, payments or expenses, in each case, that are Company Transaction Costs; (b) the vesting of any Restricted Stock Units issued, or other amounts payable, pursuant to Section 7.24; (c) any capitalized financing costs and expenses (including any loan fees, any costs related to the redemption of any Indebtedness, any costs related to interest rate collar agreements, prepayment penalties or premiums and any accrued (and not previously deducted) original issue discount on any Indebtedness of any Group Company); and (d) any Participation Plan Costs, in each case which: (i) may become currently deductible by the Group Companies in connection with the transactions contemplated hereby; or (ii) in the case of Restricted Stock Units issued, or other amounts payable, pursuant to Section 7.24, become deductible by the Group Companies after the Closing Date.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event I” shall mean the date on which the Common Share Price is greater than $13.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event II” shall mean the date on which the Common Share Price is greater than $15.50 after the Closing Date, but within the Earn Out Period.

“Triggering Event III” shall mean the date on which the Common Share Price is greater than $18.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event IV” shall mean the date on which the Common Share Price is greater than $20.50 after the Closing Date, but within the Earn Out Period.

“Triggering Events” shall mean Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV, collectively.

“Upper Band Amount” shall mean an amount equal to $112,500,000.

“Within the Band Amount” shall mean greater than or equal to the Lower Band Amount and less than or equal to the Upper Band Amount.

SCHEDULE B

ILLUSTRATIVE CALCULATION OF WORKING CAPITAL

EXHIBIT A

Form of Parent Amended and Restated Charter

EXHIBIT B

Form of Parent Amended and Restated Bylaws

EXHIBIT C

Form of Amended and Restated Registration Rights Agreement

EXHIBIT D

Form of Investor Rights Agreement

EXHIBIT E

Form of Investor Representation Letter

EXHIBIT F-1

Form of Current Employee Participation Plan Release

EXHIBIT F-2

Form of Terminated Employee Participation Plan Release

EXHIBIT G

Form of Escrow Agreement

EXHIBIT H

Form of Subscription Agreement

(Filed as Exhibit 10.1 to this Form 8-K Current Report)

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